Exhibit 2.1

Execution Copy

Option Agreement

to form joint venture

Made between

Trilogy Metals Inc.

and

NovaCopper US Inc.

and

South32 Group Operations Pty Ltd

Upper Kobuk Mineral Projects

April 10, 2017

Table of Contents (Options Agreement)

Table of Contents

Page	Page

1.	Definitions and Interpretation	1	5.10	Parallel Funded Program and Budget	40
1.1	Definitions	1	6.	Operations	41
1.2	Interpretation	16	6.1	Operator	41
1.3	Parties and Other Matters	17	6.2	Removal of Operator	41
1.4	Schedules	17	6.3	Affiliate as Operator and Third Party Operator	41
2.	Representations and Warranties	18	6.4	Authority of Operator	41
2.1	Mutual Representations and Warranties	18	6.5	Programs and Budgets	42
2.2	Trilogy Parties Representations and Warranties	19	6.6	Trilogy Parallel Funding	42
2.3	When Warranties Given and Breach	24	6.7	Operator’s Obligations	43
2.4	Trilogy Indemnity	25	6.8	Indemnity on Access	44
2.5	South32 Indemnity	26	6.9	Obligations to Inform	44
2.6	Indemnification and Third-Party Claims	26	6.10	Property Matters	44
2.7	South32 Due Diligence	27	6.11	Technical Committee	45
3.	Option	28	6.12	Audit	46
3.1	Right to Subscribe	28	7.	Assignment	47
3.2	First Tranche	28	7.1	Assignment by Trilogy Party	47
3.3	Second Tranche	29	7.2	Assignment by South32	47
3.4	Third Tranche	29	7.3	Exceptions	48
3.5	Extension of Option Period	30	8.	Force Majeure	48
3.6	Extension of Approved Program	31	8.1	Notice of Force Majeure	48
3.7	Application of South32 Initial Funding	31	8.2	Force Majeure notice	48
3.8	Tax Exclusive	32	8.3	Obligation to remedy and mitigate	48
4.	Exercise and Termination of Option	33	8.4	Effect of Force Majeure on Time and Payment	49
4.1	Condition of Exercise of Option	33	9.	Confidential Information	49
4.2	Further Initial Funding or Exercise of Option	33	9.1	Confidentiality	49
4.3	Obligations of the Parties Prior to Completion	35	9.2	Public Announcements	50
4.4	Completion Date and Location	36	9.3	Effect of Disclosure	50
4.5	Subscription Price and Documents to be Delivered by South32	36	10.	Area of Interest	51
4.6	Documents to be Delivered by Trilogy Parties	36	10.1	General	51
4.7	Operation of Operating Agreement	37	11.	Termination and Remedies	51
4.8	Certification of Completion	37	11.1	Events of Default	51
4.9	South32’s Election to Terminate Without Cause	37	11.2	Consequences of Termination	52
4.10	Effect of Termination	37	11.3	Interpretation and Other Matters	52
5.	Covenants of the Trilogy Parties	37	12.	Disputes and Arbitration	52
5.1	General	37	12.1	Disputes	52
5.2	Encumbrances on Property	38	12.2	Dispute Representatives to Seek Resolution	52
5.3	Grant of Surface Rights	38	12.3	Arbitration	53
5.4	No Transfer of Property or Assets	38	12.4	Inconsistency between Rules and Agreement	54
5.5	No Transfer of Shares or Control	38	12.5	Effect of Arbitration	54
5.6	Other Dealings	39	12.6	Enforcement	54
5.7	No Dividends of the Company	40	12.7	Performance of Obligations During Dispute	54
5.8	Conduct of Business of the Company	40	12.8	Consolidation of Arbitration	54
5.9	NANA Agreement	40	13.	Notice	54
			13.1	Notices	54

		Page			Page
13.2	Address for Notice	55	14.13	Costs and outlays	57
14.	General	55	14.14	Manner of Payment	58
14.1	Parties	55	14.15	Further Assurances	58
14.2	Relationship of Parties	55	14.16	Special Remedies	58
14.3	No Holding Out	56	14.17	Survival	58
14.4	No Obligations	56	14.18	Governing Law	58
14.5	Other Activities and Interests	56	14.19	Violation of Law of another Jurisdiction	59
14.6	United States Securities Law Matters	56	14.20	Corrupt Practices	59
14.7	Recording of this Agreement	56	14.21	Severability	60
14.8	Entire Agreement	57	14.22	Successors and Assigns	60
14.9	Amendment and variation	57	14.23	Counterparts	60
14.10	Consents or Approvals	57	14.24	Execution - Authorized Officer to Sign	61
14.11	Pre-Conditions	57
14.12	Waiver	57

Schedule 1 - Property Description

Schedule 2 - Material Agreements

Schedule 3 - Form of Operating Agreement

Schedule 4 - Form of Annual Exploration Report

Schedule 5 - Form of Services Agreement

Schedule 6 - Form of Contribution Agreement

Option Agreement

Option Agreement
To Form Joint Venture

This Agreement made as of the 10th day of April, 2017

Between:

Trilogy Metals Inc. of 1950 - 777 Dunsmuir Street, Vancouver, British Columbia, Canada, V7Y 1K4

(“Trilogy”)

and:

NovaCopper US Inc. c/o Trilogy Metals Inc. of 1950 - 777 Dunsmuir Street, Vancouver, British Columbia, Canada, V7Y 1K4

(“Company”)

and:

South32 Group Operations Pty Ltd of 108 St Georges Terrace, Perth, Western Australia, Australia 6000

(“South32”)

Introduction

A.	Trilogy is the legal and beneficial owner of all the issued and outstanding shares of the Company.
B.	The Company is the legal and beneficial owner of the Ambler Lands.
C.	The Company has the exclusive right to explore for Minerals on, in and under both the Lands and the ANCSA Lands.
D.	In accordance with the terms of this Agreement, the Trilogy Parties have agreed to grant to South32 an option to subscribe for 50% of the Membership Interests in the LLC.

In consideration of, among other things, the mutual promises contained in this Agreement, the Parties agree as follows:

1.	Definitions and Interpretation
1.1	Definitions

Unless the context otherwise expressly requires, in this Agreement:

(1)	“Additional Qualifying Expenditure” means the amount of Qualifying Expenditure in any Year which is approved by the Technical Committee pursuant to section 6.11(9);
(2)	“Affiliate” means any person which directly or indirectly Controls, is Controlled by, or is under common Control with, a person;

Option Agreement
(3)	“Agreement” or “this Agreement” means this document including any schedule or appendix to it;
(4)	“Ambler Lands” means the mineral claims and patented mining claims held by the Company, as more particularly described in Schedule 1;
(5)	“AMDIAP” means the Ambler Mining District Industrial Access Project;
(6)	“ANCSA Lands” means the lands now owned by NANA or which after the Execution Date may be conveyed to or acquired by NANA within that certain area, as more particularly described in Schedule 1;
(7)	“Annual Exploration Report” means a report substantially in the form of the Upper Kobuk Mineral Projects Annual Report 2013, prepared for NANA;
(8)	“Anti-Corruption Law” means any anti-corruption Law applicable to either Party (including any Affiliate) or this Agreement, and includes (but is not limited to) the Criminal Code Act 1995 and other applicable Laws of Australia, Canadian Corruption of Foreign Public Officials Act, the Canadian Proceeds of Crime (Money Laundering) and Terrorist Financing Act, the Criminal Code of Canada, Federal and applicable state law of the United States of America regarding corruption and the U.S. Foreign Corrupt Practices Act;
(9)	“AOI Property” means any interest or right including any Mineral Rights or Other Rights (direct or indirect) in any property which is all or partly within the Area of Interest;
(10)	“Approved Budget” means a budget of estimated Qualifying Expenditure approved by the Technical Committee, or failing approval, as approved by South32, relating to the carrying out of an Approved Program or otherwise to be incurred during the period to which an Approved Budget relates and, for certainty, includes any Approved Budget which is increased pursuant to section 6.11(9);
(11)	“Approved Program” means the Year 1 Approved Program, the Year 2 Approved Program or the Year 3 Approved Program, as the context dictates, and, for certainty, includes any Approved Program which is altered or modified pursuant to section 6.11(9);
(12)	“Arctic Deposit” means that part of the Property that as at the Execution Date consists of the volcanogenic massive sulfide deposit commonly referred to as Arctic, all as more particularly described in Schedule 1;
(13)	“Area of Interest” means the land included within the area which is more particularly described and depicted as the NANA - NovaCopper Area of Interest in Schedule 1;
(14)	“Assets” means all property or assets of any nature or kind, whether real or personal, tangible or intangible, corporeal or incorporeal, and includes any other interest in that property or those assets;
(15)	“Assumed Obligations” has the meaning given in the Contribution Agreement;
(16)	“BCICAC” means the British Columbia International Commercial Arbitration Centre and includes any entity which replaces the BCICAC or which substantially succeeds to its powers or functions;
(17)	“Bornite Deposit” means that part of the Property that as at the Execution Date consists of untested conceptual zones of mineralization proximal and distal to the two mineralized zones known as the Ruby Creek Zone and the South Reef Zone, all as more particularly described in Schedule 1;

Option Agreement
(18)	“Bornite Environmental Matters” means the environmental cleanup now being performed by NANA pursuant to the NANA Agreement to bring the former mining camp on the Bornite Lands to the standards required by the Alaska Department of Environmental Conservation;
(19)	“Bornite Lands” means the patented mining claims held by NANA, as more particularly described in Schedule 1;
(20)	“Bribery” means the offering, authorising, giving, soliciting or accepting any monetary or other benefit to influence action of a Government Official in an official capacity, or to otherwise influence any person to act improperly. Bribery includes the making of facilitation payments, which are improper payments made to induce required routine official action;
(21)	“Business Day” means any day other than a Saturday, Sunday or a public or statutory holiday in the place where an act is to be performed or a payment is to be made;
(22)	“Charter Documents” means a constitution, articles, articles of incorporation, notice of articles, memoranda, by-laws or any similar constating document of a corporate entity;
(23)	“Claim” means any claim, action, proceeding, damage, loss, liability, cost, charge, expense, outgoing, payment or demand of any nature and whether present or future, fixed or unascertained, actual or contingent and whether at law, in equity, under statute, contract or otherwise;
(24)	“Closing” has the meaning given to that term in the Contribution Agreement;
(25)	“Company Assets” means all of the Assets of the Company including:
(a)	all of the right, title and interest of the Company in and to the Property;
(b)	the Material Agreements;
(c)	any South32 Funding not used to incur Qualifying Expenditure prior to Completion; and
(d)	subject to section 5, any agreements entered into by the Company after the Execution Date which relate to the Property,

but Company Assets does not include the Excluded Assets;

(26)	“Company Shares” means shares in the capital of the Company;
(27)	“Completion” means completion by the Parties of the issue and sale of the Membership Interests to South32 as provided in section 4;
(28)	“Completion Date” means the date of Completion;
(29)	“Confidential Information” has the meaning given in section 9.1;
(30)	“Confidentiality Agreement” means the confidentiality agreement dated January 25, 2017 between Trilogy and South32;
(31)	“Contribution Agreement” means a contribution agreement between Trilogy, the Company and LLC, in substantially the form set out in Schedule 6;
(32)	“Control” means, in relation to any person, possession, directly or indirectly, of the power to direct or cause direction of management and policies of that person through ownership of voting securities, contract, voting trust or otherwise;

Option Agreement
(33)	“Core Property” means:
(a)	the Arctic Deposit;
(b)	the Bornite Deposit;
(c)	the Sunshine Deposit;
(d)	all other areas of the Property where Site Disturbance Work at any time prior to the Execution Date been carried out or undertaken by or on behalf of Trilogy, NovaGold Resources Inc., the Company or any of their respective Affiliates; and
(e)	all other areas of the Property where any activities (other than Site Disturbance Work) have at any time prior to the Execution Date been carried out or undertaken by or on behalf of Trilogy, NovaGold Resources Inc., the Company or any of their respective Affiliates which have created or given rise to or which may create or give rise to Environmental Liabilities;
(34)	“Defaulting Party” has the meaning given in section 11.1(1);
(35)	“Delay Notice” has the meaning given in section 3.5(2);
(36)	“Disclosure Material” means any item of information or any document or communication (whether written or oral or embodied in tangible or electronic form) disclosed and provided by or on behalf of a Trilogy Party to South32 or its Personnel;
(37)	“Dispute” means a dispute, controversy or Claim arising out of or in relation to this Agreement including in relation to its existence, validity, interpretation, performance, breach or termination of this Agreement;
(38)	“Dispute Notice” has the meaning given in section 12.1;
(39)	“Dispute Representative” has the meaning given in section 12.2;
(40)	“Encumbrance” means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, option, earn-in, licence or licence fee, royalty, production payment, back-in right, claw-back right, restrictive covenant or other encumbrance of any nature or any agreement to give or create any of the foregoing, whether registerable or not;
(41)	“Environment” means components of the earth including:
(a)	land, air or water;
(b)	any layer of the atmosphere;
(c)	any organic or inorganic matter and any living organism,

and includes interacting natural ecosystems that include any of the components of the kind referred to in sections 1.1(41)(a) to 1.1(41)(c);

(42)	“Environmental Law” means any applicable Law relating to pollution or protection of public health, safety or welfare or the Environment, including those relating to emissions, discharges, releases or threatened releases of Regulated Substances into the Environment (including ambient air, surface water, ground water and land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Regulated Substances;

Option Agreement
(43)	“Environmental Liabilities” means all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, settlements, costs, disbursements or expenses (including without limitation attorney's fees and experts' fees) of any kind or of any nature whatsoever (including without limitation liability for study, testing or investigatory costs, cleanup costs, response actions or costs, removal actions or costs, remediation costs, containment costs, restoration costs, reclamation costs, corrective action costs, closure costs, natural resources damages, nuisances, property damages, business losses, penalties or fines) arising out of, based upon or resulting from, relating to, connected with or caused by the Company Assets or operations on or related to the Company Assets, however and by whomsoever caused, and whether caused by a breach of or arising under Environmental Laws, or otherwise, including without limiting the generality of the foregoing those existing as, arising from or related to:
(a)	the presence, release, threatened release, discharge or emission into the Environment of any Regulated Substance;
(b)	the violation or alleged violation of any Environmental Law;
(c)	surface, underground, air, ground water, surface water or marine environment contamination;
(d)	reclamation obligations;
(e)	the removal of or failure to remove foundations, structures or equipment; and
(f)	losses or damages suffered, sustained, paid or incurred by third parties as a result of any of the matters described in the foregoing provisions of this definition;
(44)	“Excluded Assets” has the meaning given in the Contribution Agreement;
(45)	“Execution Date” means the date of this Agreement;
(46)	“Existing Royalty” means the 1% net smelter returns royalty and certain other rights and obligations contemplated by the Net Smelter Returns Royalty Agreement dated January 7, 2010 among Kennecott Exploration Company, Kennecott Arctic Company, Alaska Gold Company and NovaGold Resources Inc. and assigned to MF2, LLC by Kennecott Exploration Company and Kennecott Royalty Company pursuant to a Royalty Assignment and Assumption Agreement effective December 28, 2012;
(47)	“Expenditure” means all costs and expenses of whatever kind or nature funded, spent or incurred in the conduct of the Operations on or in relation to the Property including:
(a)	in holding the Property in good standing (including land maintenance costs and any monies expended as required to comply with applicable Law), in curing title defects and in acquiring and maintaining surface and other ancillary rights;
(b)	in preparing for and in the application for and acquisition of environmental and other Permits necessary or desirable to commence and complete exploration and development activities;
(c)	in connection with any applications and necessary studies in order to obtain Permits including the preparation for and attendance at hearings and other meetings related to the Property,
(d)	in undertaking geophysical, geological surveys and airborne surveys, drilling, assaying and metallurgical testing in, on or in respect of the Property, including costs of surface access, assays, metallurgical testing and other tests and analyses (including downhole photography) to determine the quantity and quality of Minerals, water and other materials or substances;

Option Agreement
(e)	in the preparation of work programs and the presentation and reporting of data and other results obtained from those work programs including any program for the preparation of any preliminary assessment, technical report, pre-feasibility study, feasibility study or other evaluation of the Property;
(f)	in searching for, digging, trenching, sampling, assaying, testing or working Minerals;
(g)	in transporting samples of Minerals, personnel, supplies, buildings, machinery, tools, appliances or equipment in, to or from the Property;
(h)	in acquiring, erecting and installing improvements or maintenance to site facilities, tools, appliances or equipment to the extent necessary to carry out the Operations the subject of an Approved Program;
(i)	for environmental remediation and rehabilitation as required by applicable Law in connection with the Operations;
(j)	in acquiring or obtaining the use of facilities, equipment or machinery, and for all parts, supplies and consumables;
(k)	for salaries, wages and related costs for Personnel assigned to exploration, evaluation and development activities (other than non-cash items such as stock-based compensation payments);
(l)	in paying assessments or contributions under worker’s compensation, employment insurance, pension or other similar legislation or ordinances relating to the Personnel described in section 1.1(47)(k);
(m)	travelling expenses of all persons engaged in work with respect to and for the benefit of the Property, including for their food, lodging and other reasonable needs;
(n)	payments to contractors or consultants for work done, services rendered or materials supplied;
(o)	the cost of insurance premiums and performance bonds or other security;
(p)	in the case of a Parallel Funded Program and Budget only, payments made to, or investments made in connection with, any local communities or other stakeholders;
(q)	the costs to be incurred in respect of maintenance and reporting of accounts and Expenditures; and
(r)	all Taxes levied against, or in respect of, the foregoing items of Expenditure, the Property, or activities on, or in respect of, the Property,

but Expenditure will not in any circumstances include:

(s)	any amount paid under any Related Party Agreement which represents:
(i)	any profit element, mark up or margin on the provision of goods and services; or

Option Agreement
(ii)	payment for services which exceeds the cash cost of providing such services (such that any payment which relates to stock based compensation payments to Personnel or others will not be or constitute Expenditure);
(t)	severance payments to the extent they relate to periods prior to the Option Period or to periods during the Option Period when Personnel of the Trilogy Parties were dedicated to activities other than the Operations;
(u)	any allocation of cost (including overhead) which does not fairly reflect the proportion of such allocated cost properly attributable to the Operations;
(v)	any Tax on goods and services provided under a Related Party Agreement; or
(w)	any payment made by way of indemnity contained in a Related Party Agreement or in respect of breach of a Related Party Agreement;
(48)	“Exploration Data” means any map, drill core, sample, assay, geological, geophysical, geochemical or other technical report or technical information and any study, design, plan and financial or other record (whether in tangible or electronic form) related to the Property or Operations in the possession, or under the control of, a Party or its Affiliates;
(49)	“First Tranche” means an amount of not less than $10,000,000 to be advanced by South32 to the Company in accordance with section 3.2 together with, if applicable, any Additional Qualifying Expenditure approved by the Technical Committee;
(50)	“Force Majeure” means, other than as a consequence of the negligence or default of a Party, an event or cause which is beyond the control of the Party claiming force majeure, not able to be overcome by the exercise of reasonable care, proper precautions and the consideration of reasonable alternatives with the intention of avoiding the effects of the force majeure by that Party, and which could not have been reasonably foreseen, and includes (subject to satisfying the requirements of the foregoing):
(a)	an act of God (other than adverse weather);
(b)	earthquakes, cyclones, blizzards, fire or flood;
(c)	acts of war, acts of public enemies, terrorist acts, riots or civil commotions;
(d)	shortages of labour or strikes, interference of trade unions, lockout, secondary boycott, other labour difficulties (without regard to whether such difficulties can be resolved by acceding to the demands of the union);
(e)	break down or destruction of machinery, plant or equipment, delays in transportation, shortages or inability to obtain contractors, machinery, plant or equipment, fuel, transportation or power;
(f)	any action or failure to act within a reasonable time without justifiable cause by any Governmental Authority (including any action or failure to act within a reasonable time without justifiable cause by any duly authorized agent of any such Governmental Authority), including the denial of or delay in granting any Drilling Permit or other Permit upon due application and diligent effort by the Party to obtain same, or the failure once granted to remain (without justifiable cause) in full force and effect or to be renewed on substantially similar terms;
(g)	laws, rules and regulations or orders of any Governmental Authority enacted or made after the Execution Date that cause the Operations to cease;

Option Agreement
(h)	injunctions, civil disobedience, protests and other delays and disturbances caused by aboriginal or indigenous peoples that cause the Operations to cease; or
(i)	protests, demonstrations, blockades or other events by environmental lobbyists, non-governmental organisations or local community groups that cause the Operations to cease,

but does not include:

(j)	economic hardship, lack of money, credit or markets or inability to pay any sum of money; or
(k)	delays in the performance of the obligations of a Party or its Personnel unless that delay is itself caused by Force Majeure or by the default or negligence of the other Party or its Personnel;
(51)	“Governmental Authority” means any federal, provincial, state, territorial, regional, municipal, local government or authority, quasi government authority, fiscal or judicial body, government or self-regulatory organisation, commission, board, tribunal, organisation, stock exchange or any regulatory, administrative or other agency, or any political or other subdivision, department, or branch of any of the foregoing;
(52)	“Government Official” includes any:
(a)	individual who is employed by or acting on behalf of a Governmental Authority, a person Controlled by a Governmental Authority (including state owned enterprises) or a public international organisation;
(b)	political party, party official or political office candidate;
(c)	individual who holds or performs the duties of an appointment, office or position created by custom or convention, including, potentially, some tribal leaders and members of royal families; or
(d)	individual who holds themselves out to be the authorised intermediary of any person specified in sections 1.1(52)(a), 1.1(52)(b), and 1.1(52)(c);
(53)	“Indemnified Party” has the meaning given in section 2.6(2);
(54)	“Indemnifying Party” has the meaning given in section 2.6(2);
(55)	“Insolvent Party” has the meaning given in section 11.1(2);
(56)	“Lands” means the Ambler Lands, the ANCSA Lands and the Bornite Lands;
(57)	“Law” includes:
(a)	Federal, Provincial, State and local government legislation including regulations and by-laws;
(b)	legislation of any jurisdiction other than those referred to in section 1.1(57)(a) with which a Party must comply;
(c)	common law and equity;
(d)	judgments, decrees, writs, administrative interpretations, guidelines, policies, injunctions, orders or the like, of any Governmental Authority with which a Party is legally required to comply; and

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(e)	Governmental Authority requirements and consents, certificates, licences, permits and approvals (including conditions in respect of those consents, certificates, licences, permits and approvals);
(58)	“Liability Limit” means:
(a)	in the event that the Option is exercised, fifty million dollars ($50,000,000); and
(b)	prior to the exercise of the Option or in the event that the Option is not exercised, an amount equal to the South32 Initial Funding advanced by South32 to the Company as at the date that a written notice of claim is given pursuant to section 2 or section 12 (or both, as the case may be);
(59)	“LLC” means a limited liability company to be formed on or before Completion pursuant to the laws of Delaware in accordance with section 4.3(1)(a);
(60)	“Matched Parallel Funding” means:
(a)	where South32 exercises the Option on or before the date specified in section 4.2(1)(b), an amount that is equal to the lesser of the actual amount, if any, of the Parallel Funding expended by the Trilogy Parties in Year 1 in undertaking Trilogy Operations or five million dollars ($5,000,000); or
(b)	where South32 exercises the Option on or before the date specified in section 4.2(2)(b), an amount that is equal to the lesser of the actual amount, if any, of the Parallel Funding expended by the Trilogy Parties in Year 1 and Year 2 in undertaking Trilogy Operations or ten million dollars ($10,000,000); or
(c)	where South32 exercises the Option on or before the Year 3 Option Exercise Date, an amount that is equal to the lesser of the actual amount, if any, of the Parallel Funding expended by the Trilogy Parties in Year 1, Year 2, and Year 3 in undertaking Trilogy Operations or fifteen million dollars ($15,000,000);
(61)	“Material Agreements” means those agreements listed in Schedule 2;
(62)	“Material Decision” means a decision relating to one or more of the following:
(a)	financial accommodation - the Company entering into borrowings or other financial accommodation resulting in total financial accommodation to, or borrowings of, the Company exceeding fifty thousand dollars ($50,000);
(b)	unusual transactions - the Company entering into any transaction that is not in the ordinary course of its business, or that requires the Company to outlay funds exceeding one percent (1%) of its net tangible Assets;
(c)	provision of loans - the provision of any loan to any person;
(d)	guarantees - the Company entering into or becoming liable under any guarantee or indemnity, or similar arrangement under which the Company may incur liability in respect of the financial obligation of any other person;
(e)	encumbrance - the creation of any Encumbrance over the Assets of the Company in favour of any person;
(f)	Assets - except as expressly contemplated by this Agreement, the sale, transfer, lease, assignment, disposal or acquisition of Assets or any contract to do so where the market value of such Assets or the consideration in respect of the sale or acquisition of such Assets is in excess of twenty five thousand dollars ($25,000);

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(g)	winding up - the appointment of a receiver, liquidator or administrator to the Company or any proposal to wind up the Company or make any composition or arrangement with creditors;
(h)	litigation - the commencement or settlement of any litigation, arbitration or other proceedings that will cause, or is likely to cause, the Company to incur liabilities, losses, damages, costs or expenses (including legal costs) in excess of twenty five thousand dollars ($25,000) in aggregate;
(i)	Directors’ fees - the payment of any fee or other remuneration to a director for his or her service as a director of the Company;
(j)	Related Party Transactions - the making or entry into by the Company of any agreement, contract, arrangement or understanding with an Affiliate of the Company, a shareholder of the Company or a shareholder of any Affiliate of the Company; or
(k)	Non-Arm’s Length - the making or entry into by the Company of any agreement, contract, arrangement or understanding which is not in the ordinary course of business or which is not on an arm’s length basis at market terms, or both, as the case may be;
(63)	“Membership Interest” has the meaning given in the Operating Agreement;
(64)	“Mineral Rights” means any claim, prospecting licence, exploration licence, exploration or mining lease, mining licence, mining claim, mineral concession, mineral claim and other forms of mineral tenure (including any application for the grant or issue of any of the foregoing) or other rights to minerals, or to work upon lands for the purpose of searching for, developing or extracting minerals under any form of mineral title recognized under applicable Law in the State of Alaska, whether contractual, statutory or otherwise;
(65)	“Minerals” means gold, silver, copper, cobalt, lead, zinc, tin, and all other minerals, mineral products, mineral by-products, and mineral materials except:
(a)	oil, gas, coal, oil shale, and any and all hydrocarbons associated with any of them;
(b)	fissionable minerals and materials;
(c)	geothermal resources;
(d)	sand, gravel, stone, and common variety rock; and
(e)	jade and jadeite;
(66)	“NANA” means the NANA Regional Corporation, Inc., a corporation organized pursuant to the provisions of the Alaska Native Claims Settlement Act, 43 U.S.C § 1601 et seq. and the laws of the State of Alaska;
(67)	“NANA Agreement” means the Exploration Agreement and Option to Lease between the Company and NANA Regional Corporation, Inc. dated October 19, 2011, as amended by an Amending Agreement between the Company and NANA dated May 10, 2012, as further amended by an Amending Agreement between the Company and NANA dated February 13, 2013 and as further amended by an Amending Agreement between the Company and NANA dated January 13, 2015;
(68)	“NANA Consent” means the prior written consent of the NANA Regional Corporation pursuant to the NANA Agreement to this Agreement and to the assignment of the rights, interests and obligations of the Company under the NANA Agreement to the LLC pursuant to section 4.3(1)(c) in the form agreed to by the Parties;

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(69)	“Non-Core Property” means all parts of the Property other than the Core Property;
(70)	“Non-Defaulting Party” has the meaning given in section 11.1;
(71)	“Non-operating Party” has the meaning given in section 6.8;
(72)	“Notice” or “notice” has the meaning given in section 13;
(73)	“Operating Agreement” means the limited liability company agreement attached as Schedule 3;
(74)	“Operations” means every kind of work done, or activity performed on or in respect of the Property to explore for Minerals including investigating, prospecting, exploring, drilling, analysing, property maintenance, permitting, sampling, assaying, preparation of reports, estimates and studies (including feasibility studies), surveying, rehabilitation, reclamation and environmental protection, and any management and administration necessary to conduct the foregoing work or activities and, in the case of a Parallel Funded Program and Budget only, will include government and community relations, and activities undertaken to advance the AMDIAP;
(75)	“Operator” means the operator of the Operations prior to the execution of the Operating Agreement;
(76)	“Option” has the meaning given in section 3.1;
(77)	“Option Agreement Account” has the meaning given in section 3.7(1);
(78)	“Option Condition” has the meaning given in section 4.1;
(79)	“Option Exercise Notice” has the meaning given in section 4.2(5);
(80)	“Option Period” means the period from the Execution Date to the earlier of:
(a)	the date on which Completion has been completed; or
(b)	the date on which this Agreement is terminated;
(81)	“Other Rights” means any interest in real property, whether freehold, leasehold, licence, right of way, easement, any other surface or other right in relation to real property, and any right, licence or permit in relation to the use or diversion of water, but excluding any Mineral Rights or any of the hydrocarbons, minerals or other substances described in sections 1.1(65)(a) to 1.1(65)(e) (inclusive);
(82)	“Oversight Committee” has the meaning given in the NANA Agreement;
(83)	“Parallel Funded Program and Budget” has the meaning given in section 6.6(1);
(84)	“Parallel Funding” means any Expenditure funded by Trilogy in connection with any Parallel Funded Program and Budget;
(85)	“Party” means either Trilogy, the Company or South32, as the context dictates;
(86)	“Parties” means Trilogy, the Company and South32;
(87)	“Permit” means any applicable permit, consent, authorisation, registration, filing, lodgement, notarisation, certificate, endorsement, permission, licence, approval, authority or exemption by or with a Governmental Authority or other person or body having jurisdiction or authority in any way over the subject matter of this Agreement, the Property or the Operations;

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(88)	“Permitted Encumbrances” means, with respect to the Property:
(a)	the Existing Royalty;
(b)	all rights, and all restrictions and obligations arising under, the NANA Agreement;
(c)	any Encumbrance given or granted by NANA prior to or after the Execution Date, including but not limited to any Encumbrance against, in or over those parts of the Lands owned or acquired by NANA in accordance to the NANA Agreement, but excluding any Encumbrance given or granted by NANA prior to the Execution Date against, in or over any part of the Arctic Deposit or the Bornite Deposit;
(d)	the exceptions and reservations contained in the original grant of the Mineral Rights or contained in any other grant or disposition from the relevant Governmental Authority;
(e)	bona fide easements, rights of way, servitudes or other similar surface rights, including rights of way and servitudes for highways, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone or cable television conduits, poles, wires or cables, which are required to be granted under applicable Law or do not materially impair the use of the Property for the purposes for which it is held, which purposes include the exploration for Minerals and the development of a mining project within the Property, and Surface Rights granted by the Company that are required to be granted under applicable Law, or that have been determined to be a Permitted Encumbrance pursuant to section 5.3, and do not materially impair the use of the Property for the purposes for which it is held which purposes include the exploration for Minerals and the development of a mining project within the Property;
(f)	rights in the Property which are reserved to or vested in any Governmental Authority by applicable Law;
(g)	any mineral royalty due to any Governmental Authority, including but not limited to the three percent (3%) production royalty due on net income to the State of Alaska pursuant to Alaska Statute 38.05.212 and Alaska regulations 11 AAC 86.760-796;
(h)	liens granted in the ordinary course of business to a public utility, municipality or Governmental Authority with respect to operations pertaining to any part of the Property;
(i)	liens for taxes, charges, rates, duties, levies and assessments which relate to obligations not at the time due or delinquent;
(j)	builder’s, mechanic’s, materialmen’s and similar liens in respect of services rendered or goods supplied and undetermined or inchoate liens and charges incidental to current construction or current operation or which relate to obligations not at the time due or delinquent;
(k)	any defect or irregularity in title to any part of the Property, which defect or irregularity is of a minor nature and in the aggregate with all other defects and irregularities in the title of such Property does not materially impair the use of the Property for the purposes for which it is held which purposes include the exploration for Minerals and the development of a mining project within the Property; and

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(l)	any Encumbrance expressly created by or arising from this Agreement.
(89)	“Personnel” means:
(a)	in relation to a Party, any of its (or any Affiliates) directors, officers, employees, agents, consultants, invitees, Subcontractors (including Subcontractors’ Personnel) and representatives involved either directly or indirectly in the performance of the Party’s obligations under this Agreement; and
(b)	in relation to a Subcontractor, any of its directors, officers, employees, agents, consultants, invitees, subcontractors or representatives involved either directly or indirectly in the performance of a Party’s obligations under this Agreement;
(90)	“Property” means the Lands, together with any present or future renewal, extension, modification, substitution, amalgamation or variation of any of the Mineral Rights or Other Rights that comprise or derive directly from the Lands (whether granting or conferring the same, similar or any greater rights and whether extending over the same or a greater or lesser domain);
(91)	“Qualified Warranty” has the meaning given in section 2.3(4)(a);
(92)	“Qualified Warranty Breach” has the meaning given in section 2.3(4)(b);
(93)	“Qualifying Expenditure” means an item of Expenditure that, in accordance with an Approved Program, is permitted to be or qualifies as Qualifying Expenditure for the purposes of this Agreement and, for certainty, Qualifying Expenditure will include any Additional Qualifying Expenditure;
(94)	“Regulated Substances” means all pollutants, contaminants, chemicals, industrial, toxic, hazardous or noxious substances or wastes or any other materials or substances that are now or hereafter prohibited, controlled, prescribed or regulated by any Governmental Authority or applicable Law, or the presence or quantity of which now or hereafter requires reporting, monitoring, investigation, removal or remediation by any Governmental Authority or applicable Law, including but not limited to:
(a)	any petroleum or petroleum compound (refined or crude), natural gas, natural gas liquids or related hydrocarbons, flammable substance, explosive, radioactive material or any other material or pollutant that poses a hazard or potential hazard to the Environment or any person;
(b)	asbestos or any asbestos-containing material of any kind or character, any materials or substances containing polychlorinated biphenyls or urea formaldehyde insulation;
(c)	any materials or substances designated as a “hazardous waste”, “hazardous substance”, “toxic pollutant” or “contaminant” under any Environmental Law; and
(d)	any materials or substances that are toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous;
(95)	“Representative” means the individual appointed from time to time by a Party to act as a Party’s representative in respect of this Agreement and its subject matter;
(96)	“Related Party” means Trilogy or an Affiliate of Trilogy;

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(97)	“Related Party Agreement” means any contract or other legally binding transaction, arrangement or understanding between the Company and a Related Party;
(98)	“Rules” has the meaning given in section 12.3(1);
(99)	“Second Tranche” means the amount of not less than $10,000,000 to be advanced by South32 to the Company in accordance with section 3.3 together with, if applicable, any Additional Qualifying Expenditure approved by the Technical Committee;
(100)	“Services Agreement” means a services agreement between Trilogy and the Company, in form set out in Schedule 5;
(101)	“Site Disturbance Work” means exploration, development or mining activities, such as drilling, that result in a physical disturbance on, in or under the Property;
(102)	“South32 Initial Funding” means, together, any of the First Tranche, Second Tranche or Third Tranche advanced by South32 to the Company during the Option Period;
(103)	“Subcontractor” means any person engaged by a Party to perform any part of that Party’s obligations under this Agreement and includes a supplier of that Party;
(104)	“Subscription Amount” means the aggregate of the Subscription Price and all advances made by South32 to the Company pursuant to the South32 Initial Funding;
(105)	“Subscription Price”, determined as at the date of the Option Exercise Notice, means:
(a)	150% of the Trilogy Funding;

plus

(b)	100% of any Matched Parallel Funding;

plus

(c)	an amount equal to:
(i)	zero, if the Option is exercised on or before March 31, 2018 pursuant to section 4.2(1)(b);
(ii)	five million dollars ($5,000,000), if the Option is exercised on or before March 31, 2019 pursuant to section 4.2(2)(a)(i); or
(iii)	ten million dollars ($10,000,000), if the Option is exercised on or before January 31, 2020, or such later date pursuant to section 4.2(4)(a);

less

(d)	the aggregate of all South32 Initial Funding.
(106)	“Sunshine Deposit” means the part of the Property to the west of the Arctic Deposit that as at the Execution Date consists of the volcanogenic massive sulfide deposit commonly referred to as Sunshine, as more particularly described in Schedule 1;
(107)	“Surface Right Notice” has the meaning given in section 5.3(1);
(108)	“Surface Rights” means the bona fide easements, rights of way, servitudes or other similar surface rights as more particularly described in section 1.1(88)(e);

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(109)	“Tax” means:
(a)	a tax, levy, charge, impost, duty, fee, deduction, compulsory loan or withholding; or
(b)	income, stamp or transaction duty, tax or charge,

that is or may be at any time assessed, levied, imposed or collected by a Governmental Authority and includes interest, fines, penalties, charges, fees or other amounts imposed on or in respect of any of the foregoing;

(110)	“Technical Committee” has the meaning given in section 6.11(1);
(111)	“Third-Party Claim” has the meaning given in section 2.6(2);
(112)	“Third Tranche” means the amount of not less than $10,000,000 to be advanced by South32 to the Company in accordance with section 3.4 together with, if applicable, any Additional Qualifying Expenditure approved by the Technical Committee;
(113)	“Tranche” means the First Tranche, the Second Tranche or the Third Tranche, as the context dictates;
(114)	“Transferred Assets” has the meaning given in section 4.3(1)(c);
(115)	“Trilogy Funding” means one hundred million dollars ($100,000,000);
(116)	“Trilogy Operations” has the meaning given in section 6.6(2);
(117)	“Trilogy Party” means either Trilogy or the Company, as the context dictates;
(118)	“Trilogy Parties” means Trilogy and the Company;
(119)	“Trilogy Records” has the meaning given in section 2.7(2);
(120)	“US GAAP” means United States generally accepted accounting principles;
(121)	“Warranty Period”, as applicable, means:
(a)	in the case of the representations and warranties set out in sections 2.1(1), 2.2(10), 2.2(12), 2.2(22) to 2.2(28) (inclusive), 2.2(35), 2.2(37), 2.2(39) and 2.2(47) to 2.2(50) (inclusive), the period commencing on the Execution Date and expiring twelve (12) months after the Completion Date; and
(b)	in the case of the representations and warranties set out in sections 2.2(1) to 2.2(9) (inclusive), 2.2(11), 2.2(13) to 2.2(21) (inclusive), 2.2(29) to 2.2(34) (inclusive), 2.2(36), 2.2(38), 2.2(40) to 2.2(46) (inclusive) and 2.2(51) to 2.2(57) (inclusive), the period commencing on the Execution Date and expiring twenty four (24) months after the Completion Date;
(122)	“Year” means each period of 12 successive months, with the first such period commencing on the Execution Date and each successive period commencing on an anniversary of the Execution Date and, for the avoidance of doubt, the “Final Year” will, as the context requires, be the period commencing on an anniversary of the Execution Date occurring immediately prior to the earlier of:
(a)	the date of satisfaction of the Option Condition; or
(b)	the date of termination or expiry of this Agreement;

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(123)	“Year 1 Approved Program” means the Program of Operations (and related Approved Budget) to be undertaken in Year 1 as approved by the members of the Technical Committee in accordance with section 6.11(7) or approved by South32 in accordance with section 6.11(10) (as the case may be), as altered or modified pursuant to section 6.11(9) (as the case may be), but for certainty excludes any Parallel Funded Program and Budget;
(124)	“Year 2 Approved Program” means the Program of Operations (and related Approved Budget) to be undertaken in Year 2 as approved by the members of the Technical Committee in accordance with section 6.11(7) or approved by South32 in accordance with section 6.11(10) (as the case may be), as altered or modified pursuant to section 6.11(9) (as the case may be), but for certainty excludes any Parallel Funded Program and Budget;
(125)	“Year 3 Approved Program” means the Program of Operations (and related Approved Budget) to be undertaken in Year 3 as approved by the members of the Technical Committee in accordance with section 6.11(7) or approved by South32 in accordance with section 6.11(10) (as the case may be), as altered or modified pursuant to section 6.11(9) (as the case may be), but for certainty excludes any Parallel Funded Program and Budget; and
(126)	“Year 3 Option Exercise Date” has the meaning given in section 4.2(3).
1.2	Interpretation

Unless the context otherwise expressly requires, in this Agreement:

(1)	the singular includes the plural and conversely and a gender includes all genders;
(2)	if a word or phrase is defined, its other grammatical forms have a corresponding meaning;
(3)	a reference to a person (including a Party) includes an individual, company, other body corporate, association, partnership, firm, joint venture, trust or Governmental Authority;
(4)	a reference to a section, schedule or annexure is a reference to a section of or a schedule or annexure to this Agreement;
(5)	a reference to any party (including a Party) includes that party’s executors, administrators, substitutes (including, but not limited to, persons taking by novation), successors and permitted assigns;
(6)	a reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced except to the extent prohibited by this Agreement or that other agreement or document;
(7)	a reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation, code, by-law, ordinance or statutory instrument issued under it;
(8)	a reference to writing includes a facsimile or electronic mail transmission and any means of reproducing words in a tangible and permanently visible form;
(9)	a reference to, “dollars”, “$” or “USD” is to currency of the United States of America;
(10)	the word “including” means “including without limitation” and “include” and, “includes” will be construed similarly;

Option Agreement
(11)	headings and any table of contents or index are for convenience only and do not form part of this Agreement or affect its interpretation;
(12)	a provision of this Agreement must not be construed to the disadvantage of a Party merely because that Party was responsible for the preparation of this Agreement or the inclusion of the provision in this Agreement;
(13)	if an act is prescribed to be done on a specified day which is not a Business Day, it must be done instead on the next Business Day;
(14)	where any representation, warranty or other statement in this Agreement is expressed to be given or made by Trilogy (or the Trilogy Parties) or South32, as applicable, to its knowledge or is otherwise expressed to be limited in scope to facts or matters known to Trilogy (or the Trilogy Parties) or South32, as applicable, or of which Trilogy (or the Trilogy Parties) or South32, as applicable, is aware, it will mean such knowledge as is actually known to the Chief Executive Officer or Chief Financial Officer of Trilogy or the Chief Executive Officer or Chief Financial Officer of South32, as applicable, in each case after having made due inquiry; and
(15)	a reference to a thing (including a right, obligation or concept) includes a part of that thing but nothing in this section 1.2(15) implies that performance of part of an obligation constitutes performance of the obligation.
1.3	Parties and Other Matters

During the Option Period the Parties agree that for the purposes of this Agreement:

(1)	a notice given by South32 to one Trilogy Party will be deemed to have been given to each Trilogy Party;
(2)	any consent given, or agreement made, by a Trilogy Party will be deemed to have been given or made (as the case may be) by each Trilogy Party;
(3)	any consultation by South32 with one Trilogy Party will be deemed to be consultation by South32 with each Trilogy Party;
(4)	any election by one Trilogy Party will be deemed to have been made by each Trilogy Party and any failure by one Trilogy Party to make an election will be deemed to be a failure of each Trilogy Party to make an election;
(5)	a Dispute Representative nominated by a Trilogy Party will be the Dispute Representative for each Trilogy Party;
(6)	a breach of any representation or warranty given or made by a Trilogy Party under this Agreement or a breach of, or failure by, a Trilogy Party or its Personnel to perform any covenant or obligation of that Trilogy Party under this Agreement will be deemed to be a breach of failure by each Trilogy Party;
(7)	if a Trilogy Party commits or is the subject of an Insolvency Event then each Trilogy Party will be deemed to have committed or be the subject of that Insolvency Event; and
(8)	any right, power, authority, discretion, right of enforcement or remedy that is capable of exercise by each Trilogy Party under or in connection with this Agreement will, when exercised by one Trilogy Party, be deemed to have been exercised by each Trilogy Party.
1.4	Schedules

The following schedules are attached to and incorporated in this Agreement:

(1)	Schedule 1 - Property Description;

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(2)	Schedule 2 - Material Agreements;
(3)	Schedule 3 - Form of Operating Agreement;
(4)	Schedule 4 - Form of Annual Exploration Report;
(5)	Schedule 5 - Form of Services Agreement; and
(6)	Schedule 6 - Form of Contribution Agreement.
2.	Representations and Warranties
2.1	Mutual Representations and Warranties
(1)	Each Party represents and warrants to each other Party that:
(a)	it is duly formed, incorporated, amalgamated or continued (as the case may be) and validly exists under the law of its place of formation, incorporation, amalgamation or continuance;
(b)	it is in good standing under the legislation under which it was formed, incorporated, amalgamated or continued (as the case may be);
(c)	it has full legal capacity and power:
(i)	to own its property and assets and to carry on its business; and
(ii)	to enter into this Agreement and to perform its obligations under this Agreement.
(d)	it is or at the relevant time will be directly or indirectly (through an Affiliate) qualified to do business in the State of Alaska and lawfully authorized to hold Mineral Rights in the State of Alaska;
(e)	it has taken all action (whether corporate or otherwise) that is necessary to authorize its entry into this Agreement and to perform its obligations under this Agreement;
(f)	this Agreement constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms by appropriate legal remedy subject to laws generally affecting creditors’ rights and to principles of equity (where applicable);
(g)	the execution, delivery and performance by it of this Agreement does not or will not (with or without the lapse of time, the giving of notice or both) contravene, conflict with or result in a breach of or default under:
(i)	its Charter Documents;
(ii)	any material term or provision of any security arrangement, undertaking, agreement or deed; or
(iii)	any writ, order or injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it or any of its property is bound;
(h)	no litigation, arbitration, mediation, conciliation or administrative proceedings are taking place, pending or, to its knowledge, threatened against it which if adversely decided could, in the reasonable opinion of the Party’s management, have a material adverse effect on the Party’s business, assets (including the Property) or financial condition such as to materially impair its ability to perform its obligations under this Agreement;

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(i)	no liquidator, trustee in bankruptcy, receiver or receiver and manager or other external administrator is currently appointed in relation to it or any of its property;
(j)	to its knowledge, there are no facts, matters or circumstances which give any person the right to appoint or to apply to appoint (as the case may be) a liquidator, trustee in bankruptcy, receiver or receiver and manager or other external administrator to it or any of its property; and
(k)	it is unaware of any material facts or circumstances that have not been disclosed in this Agreement, which should be disclosed to each other Party in order to prevent the representations and warranties in this section 2.1(1) from being materially misleading.
(2)	The representations and warranties contained in section 2.1(1) will be treated as made and be binding upon each Party continuously during the term of this Agreement and each Party must immediately notify each other Party if any of its representations and warranties set out in this section 2.1 are not true and correct in any material respect.
2.2	Trilogy Parties Representations and Warranties

Each Trilogy Party jointly and severally represents and warrants to South32 that:

Absence of Approvals Required

(1)	Other than the NANA Consent, which has been obtained, no authorization, approval, order, licence, permit or consent of any Governmental Authority or other third person, and no registration, declaration or filing by any Trilogy Party with any such Governmental Authority is required in order for any Trilogy Party:
(a)	to consummate the transactions contemplated by this Agreement;
(b)	to execute and deliver all of the documents and instruments to be delivered by a Trilogy Party under this Agreement;
(c)	to duly perform and observe the terms and provisions of this Agreement; and
(d)	to render this Agreement legal, valid, binding and enforceable;

The Property and Related Matters

(2)	the Property is properly and accurately described in Schedule 1;
(3)	subject to the Permitted Encumbrances, the Company is the legal and beneficial owner of a 100% undivided interest in the Ambler Lands;
(4)	the Company has the non-exclusive right to enter upon and the exclusive right to explore for Minerals on, in and under the Bornite Lands and the ANCSA Lands, as more particularly set out in the NANA Agreement;
(5)	the Company is legally entitled to hold the Ambler Lands and will remain so entitled until Completion until such time as they are transferred to the LLC;
(6)	all of the Mineral Rights comprising the Property are current and in good standing and have been validly and properly located, staked, tagged and recorded (as the case may be) in accordance with the laws of the jurisdiction in which the Property is located and there are no disputes, threatened or now existing of which a Trilogy Party is aware, as to title to or the staking or recording of, those Mineral Rights;

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(7)	except for the Permitted Encumbrances, the Property and each Trilogy’s Party’s interest in the Property (whether direct or indirect) is free and clear of any Encumbrance;
(8)	without limiting section 2.2(7) and except as contemplated by the NANA Agreement or pursuant to the Existing Royalty, there are no outstanding agreements, options or other arrangements to acquire or purchase the Property or any interest in the Property and no person has any royalty or other interest whatsoever in production or profits from the Property;
(9)	each Trilogy Party has made available to South32 all material Exploration Data in its possession as at the Execution Date and such Exploration Data is true and correct (to the knowledge of the Trilogy Parties) in all material respects and no relevant Exploration Data in respect of the Property has been withheld;
(10)	the Company has obtained or acquired all authorizations, rights or powers necessary in, over or to the surface area of the Property to access the Property and to conduct Operations on the Property necessary to be obtained or acquired as at the Execution Date;
(11)	all work or expenditure obligations applicable to the Property, all reports of the work or expenditure and other requirements to be satisfied or filed to keep the Property in good standing which were to have been satisfied by the Execution Date have been satisfied or filed to the satisfaction of the applicable Governmental Authority;
(12)	all rentals, taxes, assessments and renewal fees and other governmental charges applicable to, or imposed on, the Property which were due to be paid on or before the Execution Date have been paid in full;
(13)	there are no actual, alleged, or, to the knowledge of the Trilogy Parties, potential or future adverse claims, challenges, suits, actions, prosecutions, investigations or proceedings against or to, the ownership of, or title to, the Property or of any challenge to the Company’s right, title or interest in the Property nor to its knowledge is there any basis for any of the foregoing;
(14)	each Trilogy Party has no notice, or knowledge, of any proposal to terminate or vary the terms of or rights attaching to, the Property from any Governmental Authority;
(15)	the Property does not lie within any protected area, rescued area, reserve, reservation or reserved area as designated by any Governmental Authority having jurisdiction, that would impair the exploration for Minerals or the development of a mining project on the Property;
(16)	except for the Bornite Environmental Matters, there are no orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Property or the conduct of the business related to the Property, nor to the best of the Trilogy Parties’ knowledge has any activity on the Property been in violation of any applicable Environmental Law, and to their knowledge, conditions on and relating to the Property are in compliance with that Environmental Law;
(17)	except for the Bornite Environmental Matters, to the knowledge of each Trilogy Party, there has been no material spill, discharge, leak, emission, ejection, escape, dumping, or any release or threatened release of any Regulated Substance from, on, in or under the Property or into the Environment, except releases expressly permitted or otherwise authorized by applicable Law;

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(18)	except as is expressly permitted by the terms of the Mineral Rights comprising the Property, no Regulated Substance has been treated, disposed of or is located or stored on the Property as a result of activities of a Trilogy Party or its predecessors in title or interest;
(19)	to the knowledge of each Trilogy Party, there is no pending or ongoing claims or actions taken by or on behalf of any native or aboriginal persons with respect to any lands included in the Property;

Compliance with Applicable Law

(20)	the Company and its Personnel have conducted its business, operations and activities (including all activities on or in respect of the Property) in compliance in all material respects with all applicable Law (including Anti-corruption Law);
(21)	each Trilogy Party, its Personnel and its Affiliates have not engaged in any conduct that is in breach of section 14.20;

Company Shares

(22)	Trilogy is the registered, legal and beneficial owner of 100% of the Company Shares, has good and marketable title to the Company Shares and the Company Shares are free and clear of any Encumbrance or third party claim;
(23)	Trilogy has not given or agreed to give any Encumbrance over any of the Company Shares;
(24)	the Company Shares have been, will be, validly issued and fully paid and no moneys are owing in respect of them;
(25)	none of the Company Shares has been issued in violation of any pre-emptive or other third party rights and the Company has not declared any dividend or other distribution and is not under any obligation to redeem or repurchase any shares or other securities issued by it;
(26)	there is no shareholder agreement, voting trust, proxy or other agreement or understanding relating to the voting of the Company Shares;
(27)	except for this Agreement, there are no agreements, arrangements or understandings in effect under which the Company is obliged at any time to issue any shares or other securities of the Company;
(28)	no person has any agreement, right (including any pre-emptive right) or option, present or future, contingent, absolute or capable of becoming an agreement, or which will with the passage of time or the occurrence of any event become an agreement, right (including a pre-emptive right) or option to acquire any Company Shares;

No Indebtedness, Security or Claims

(29)	except for the Permitted Encumbrances, the Company and its Assets are not the subject of any Encumbrance and the Company has not given or agreed to give any Encumbrance over it or its Assets (or both);
(30)	other than as disclosed in writing to South32 by the Trilogy Parties prior to the Execution Date, to the Trilogy Parties’ knowledge, no person has any Claim of any nature against the Company or its Assets;

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Absence of Investments or Agreements

(31)	the Company does not own any shares or other securities in any person and has no obligation to acquire any Assets from, or any interest in, any person;

Assets of Company

(32)	except for the Permitted Encumbrances, the Company owns and possesses and has a good marketable title to its Assets free and clear of all Encumbrances;
(33)	except for the Permitted Encumbrances, no person has any agreement, right (including any pre-emptive right) or option, present or future, contingent, absolute or capable of becoming an agreement, or which will with the passage of time or the occurrence of any event become an agreement, right (including a pre-emptive right) or option to acquire the Assets of the Company or any of them;
(34)	all Permits required as at the Execution Date for the uses to which the Assets of the Company have been put, have been obtained and, to the knowledge of each Trilogy Party, are in good standing;

Corporate Records/Books and Records of the Company

(35)	the corporate records of the Company, as required to be maintained by it pursuant to applicable Law, are accurate, complete and up to date in all material respects, and are maintained at the records office of the Company. Without limiting the foregoing, the minute books of the Company contain true, correct and complete copies of the minutes of every meeting of its board of directors and of its shareholders and every written resolution of its directors and shareholders during the periods covered by such minute books. All corporate proceedings and actions reflected in the corporate records of the Company (including the minute books) have been, in all material respects, conducted or taken in compliance with applicable Law and with the Charter Documents of the Company;
(36)	all transactions of the Company have been properly and accurately recorded in the appropriate books and records of the Company and such books and records are correct and complete in all material respects and have been maintained and retained in accordance with applicable Law, including tax and corporate laws and regulations, accounting requirements and good business practice in the jurisdictions where the Company operates;

Tax and Tax Returns of the Company

(37)	all Tax and other information returns required to be filed with respect to the Company or its Assets (including the relevant parts of the Property), business or income, for all previous years or other reporting periods, under applicable Law (including the laws of Canada and the United States) have been prepared and duly filed on or before their respective due dates or as such dates may have been extended in accordance with applicable Law, and all amounts due and owing in respect of such returns, for all previous years or other reporting periods, whether for Tax, interest, penalties or otherwise, have been duly paid, and all required instalments that have become due have been paid by their due dates;

NANA Agreement

(38)	the NANA Agreement is in full force and effect and, except as expressly disclosed in this Agreement, is unamended and the Company is not in default of any covenant or agreement arising under or by virtue of the NANA Agreement;

Option Agreement
(39)	the Company has made available to South32 a complete, true and accurate copy of the NANA Agreement;
(40)	the NANA Agreement is legal, valid, binding and enforceable on NANA in accordance with its terms and constitutes legal, valid, binding and enforceable obligations of NANA;
(41)	the NANA Agreement is the entire agreement between NANA and the Company with respect to the Property and there are no other material agreements, arrangements or understandings between NANA and the Company in respect of the Property other than contracts for services or such other agreements as may be contemplated by the NANA Agreement;
(42)	the creation of the Option and the execution of this Agreement by the Company does not constitute a breach of, or default under, the NANA Agreement;
(43)	the NANA Consent has been obtained;

Other Agreements

(44)	the Company is not in default of any covenant or agreement arising under or by virtue of the Material Agreements;
(45)	the Company has made available to South32 complete, true and accurate copies of the Material Agreements;
(46)	the creation of the Option, the execution and delivery of this Agreement and the performance by the Trilogy Parties of their respective obligations under this Agreement and the other documents and agreements referred to in this Agreement, does not and will not constitute a breach of, or default under, any Material Agreement;

LLC

(47)	at the Completion Date the LLC will be duly formed and will validly exist under the law of its place of formation;
(48)	at the Completion Date the LLC will in good standing under the legislation under which it was formed;
(49)	at the Completion Date the LLC will be qualified to do business in the State of Alaska and lawfully authorized to hold Mineral Rights in the State of Alaska;
(50)	at the Completion Date the LLC will not be indebted to the Company or Trilogy or any of their respective Personnel or any Affiliate of any of them, on any account whatsoever;
(51)	except for the Permitted Encumbrances or the Assumed Obligations, at the Completion Date Trilogy and the LLC will not have given or agreed to give any Encumbrance over the LLC or any of its Assets;
(52)	at the Completion Date and except for this Agreement and the Operating Agreement, there will be no agreements, arrangements or understandings in effect under which the LLC is obliged at any time to issue or transfer any Membership Interest or other interest of or in the LLC;
(53)	at the Completion Date no person will have any agreement, right (including any pre-emptive right) or option, present or future, contingent, absolute or capable of becoming an agreement, or which will with the passage of time or the occurrence of any event become an agreement, right (including a pre-emptive right) or option to acquire any Membership Interest in the LLC other than pursuant to this Agreement and the Operating Agreement;

Option Agreement
(54)	except for:
(a)	the Assumed Obligations;
(b)	the obligations to be performed by the LLC under the Material Agreements and any other agreement assigned to the LLC pursuant to the Contribution Agreement; and
(c)	if Completion under this Agreement does not occur simultaneously with Closing under the Contribution Agreement, any liabilities or obligations that may be incurred in the ordinary course of business following Closing under the Contribution Agreement, as long as such liabilities or obligations do not, in the aggregate, exceed $50,000 without the prior written consent of South32, as at the Completion Date the LLC will have no liabilities or obligations whatsoever (whether accrued, absolute, contingent or otherwise), and will not be a party to any agreement, arrangement or understanding (or purported agreement, arrangement or understanding);

Accuracy of Information

(55)	the Disclosure Material that was provided by or on behalf of each Trilogy Party was provided in good faith and in so doing each Trilogy Party has, to its knowledge, not:
(a)	omitted anything material to the Assets of the Company including the relevant parts of the Property or the Company from such Disclosure Material that has not separately been disclosed in writing to South32; or
(b)	included anything materially misleading in such Disclosure Material; and
(56)	without limiting section 2.2(55), the financial records and other documents provided by or on behalf of each Trilogy Party to South32 in order to substantiate the calculation of the Matched Parallel Funding are true and accurate in every material respect;
(57)	it is unaware of any material facts or circumstances that have not been disclosed in this Agreement, which should be disclosed to South32 in order to prevent the representations and warranties in this section 2.2 from being materially misleading.
2.3	When Warranties Given and Breach
(1)	The representations and warranties given in and under section 2.2:
(a)	will be treated as made and be binding upon each Trilogy Party continuously during the period commencing on and from the Execution Date to that date which is the day immediately prior to the date of exercise by South32 of the Option; and
(b)	without limiting section 2.3(1)(a), will be treated as re-made and be binding upon each Trilogy Party as at the time immediately before Completion.
(2)	For the purposes of section 2.3(1)(b), a reference in section 2.2(34) to the Execution Date will be taken to be a reference to the time immediately before Completion.
(3)	A Trilogy Party will not be liable for a breach of any representation or warranty given or made by a Trilogy Party in sections 2.1 and 2.2 to the extent that such breach is caused by a Material Decision expressly consented to in writing by South32 pursuant to section 5.6(2)(f).
(4)	Except in the case of fraud (including fraudulent misrepresentation) and notwithstanding anything else in this Agreement to the contrary:

Option Agreement
(a)	to the extent that any representation or warranty given or made by a Trilogy Party in section 2.2(3) to 2.2(19) (inclusive), 2.2(29) and sections 2.2(32) to 2.2(34) (inclusive) relates to the Non-Core Property, each such representation and warranty will be deemed to have been given or made to the knowledge of each Trilogy Party (“Qualified Warranty”); and
(b)	if at any time after the Execution Date and during the Option Period a Trilogy Party becomes aware that any Qualified Warranty is not true and correct in any material respect (“Qualified Warranty Breach”) then as long as the Trilogy Party immediately notifies South32 in writing of the Qualified Warranty Breach, the Trilogy Party will not liable to make any payment pursuant to the indemnity in section 2.4(1) for or in respect of the Qualified Warranty Breach.
(5)	Except in the case of fraud (including fraudulent misrepresentation), Trilogy is not liable to make any payment pursuant to the indemnity in section 2.4(1) for any breach of any representation or warranty set out in sections 2.1 and 2.2 unless a claim is made in writing by South32 against Trilogy on or before the expiration of the applicable Warranty Period. Notwithstanding any other provision of this Agreement to the contrary, Trilogy’s liability under section 2.4(1) for breach of any representation or warranty set out in sections 2.1 and 2.2 will cease and be extinguished on the expiration of the applicable Warranty Period but this section 2.3(4) does not apply to any breach of any representation or warranty in respect of which a written claim has been given to Trilogy under this section 2.3(4) prior to the expiration of the applicable Warranty Period.
(6)	Except in the case of fraud (including fraudulent misrepresentation), South32 is not liable to make any payment pursuant to the indemnity in section 2.5(1) for any breach of any representation or warranty set out in section 2.1 unless a claim is made in writing by Trilogy against South32 on or before the expiration of the applicable Warranty Period. Notwithstanding any other provision of this Agreement to the contrary, South32’s liability under section 2.5(1) for breach of any representation or warranty set out in section 2.1 will cease and be extinguished on the expiration of the applicable Warranty Period but this section 2.3(6) does not apply to any breach of any representation or warranty in respect of which a written claim has been given to South32 under this section 2.3(6) prior to the expiration of the applicable Warranty Period.
2.4	Trilogy Indemnity
(1)	Subject to sections 2.3, 2.4(3), 2.4(4) and 2.6, Trilogy indemnifies and must keep indemnified South32 from and against any Claim which South32 suffers, sustains or incurs arising out of or in connection with:
(a)	the breach of any representation or warranty given or made by a Trilogy Party under this Agreement;
(b)	the breach of, or failure by, a Trilogy Party or its Personnel to perform any covenant or obligation of that Trilogy Party under this Agreement; or
(c)	any act, matter, event or other circumstance that occurred or arose in connection with the Property or the Company prior to the Execution Date including the presence, release or discharge of any Regulated Substance.
(2)	It is not necessary for South32 to incur expense or make payment before enforcing a right of indemnity conferred by this Agreement.
(3)	Except in the case of fraud (including fraudulent misrepresentation), any obligation of Trilogy under this Agreement to indemnify will be limited to direct damages only and, for greater certainty, in no event will Trilogy be liable to South32 or to any third party for any consequential, incidental, indirect, exemplary, special or punitive damages whether arising out of breach of contract, tort (including negligence) or otherwise, regardless of whether such damage was foreseeable and whether or not Trilogy has been advised of the possibility of such damages.

Option Agreement
(4)	Except in the case of fraud (including fraudulent misrepresentation), the maximum liability of Trilogy to indemnify South32 under section 2.4(1) is limited, in aggregate, to the Liability Limit.
(5)	A Trilogy Party must promptly give notice to South32 in the event that there is a breach of a representation or warranty given or made by a Trilogy Party under this Agreement.
2.5	South32 Indemnity
(1)	Subject to sections 2.3(6), 2.5(3), 2.5(4) and 2.6, South32 indemnifies and must keep indemnified Trilogy from and against any Claim which Trilogy suffers, sustains or incurs arising out of or in connection with:
(a)	the breach of any representation or warranty given or made by South32 under this Agreement; or
(b)	the breach of, or failure by, a South32 or its Personnel to perform any covenant or obligation of South32 under this Agreement.
(2)	It is not necessary for Trilogy to incur expense or make payment before enforcing a right of indemnity conferred by this Agreement.
(3)	Except in the case of fraud (including fraudulent misrepresentation), any obligation of South32 under this Agreement to indemnify will be limited to direct damages only and, for greater certainty, in no event will South32 be liable to a Trilogy Party or to any third party for any consequential, incidental, indirect, exemplary, special or punitive damages whether arising out of breach of contract, tort (including negligence) or otherwise, regardless of whether such damage was foreseeable and whether or not South32 has been advised of the possibility of such damages.
(4)	Except in the case of fraud (including fraudulent misrepresentation), the maximum liability of South32 to indemnify Trilogy under section 2.5(1) is limited, in aggregate, to the Liability Limit.
(5)	South32 must promptly give notice to the Trilogy Parties in the event that there is a breach of a representation or warranty given or made by South32 under this Agreement.
2.6	Indemnification and Third-Party Claims
(1)	All claims for indemnification by any indemnified Party under section 2.4 or section 2.5 (as the case may be) as to a third party claim asserted or initiated against such indemnified Party must be asserted and resolved as set out in this section 2.6.
(2)	If any third person notifies any Party indemnified under section 2.4 or section 2.5 (“Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against a Party (“Indemnifying Party”) under section 2.4 or section 2.5 (as the case may be), then the Indemnified Party must promptly (and in any event within ten (10) Business Days after receiving notice of the Third-Party Claim from such third party) notify the Indemnifying Party of the Third-Party Claim.
(3)	Notwithstanding section 2.6(2), no delay on the part of an Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party of any of its obligations under section 2.4 or section 2.5 (as the case may be) unless and then solely to the extent that the Indemnifying Party is irrevocably prejudiced by such delay.

Option Agreement
(4)	The notice given by an Indemnified Party under section 2.6(2) must include a description of the Third-Party Claim and copies of all documents relating to the Third-Party Claim. Any Indemnifying Party will have the right to assume and thereafter conduct the defence of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party, except in the event of a conflict of interest, in which case the Indemnified Party will have the right to retain its own counsel at the cost of the Indemnifying Party. Notwithstanding the foregoing the Indemnifying Party must not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless the judgment or proposed settlement fully releases such Indemnified Party with respect to such Third-Party Claim or involves only the payment of money damages that are covered in full by the indemnity and does not impose an injunction or other equitable relief upon the Indemnified Party and is subject to confidentiality provisions acceptable to the Indemnified Party (which approval of such provisions must not be unreasonably withheld, conditioned or delayed by the Indemnified Party).
(5)	An election to assume the defence of a Third-Party Claim will not be deemed to be an admission that the Indemnifying Party is liable to the Indemnified Party in respect of such Third-Party Claim. Unless and until an Indemnifying Party assumes the defence of the Third-Party Claim as provided for in this section 2.6 the Indemnified Party may defend against the Third-Party Claim in any manner it reasonably may deem appropriate.
(6)	To the extent the Indemnifying Party controls or participates in the defence, settlement or compromise of a Third-Party Claim, the Indemnified Party must, from time to time:
(a)	provide the Indemnifying Party and its counsel access to, during normal business hours, documentation and other information of the Indemnified Party relevant to the Third-Party Claim but excluding any documentation or advice (whether in permanent or electronic form):
(i)	the disclosure of which would cause the Indemnified Party to breach any contract of insurance to which the Indemnified Party or its Affiliates is a party; or
(ii)	which is the subject of legal professional privilege; or
(iii)	which is confidential or proprietary information of the Indemnified Party;
(b)	permit the Indemnifying Party and its counsel to consult with the Personnel and counsel of the Indemnified Party; and
(c)	cooperate with the Indemnifying Party in any reasonable manner requested by the Indemnifying Party and use commercially reasonable efforts to assist the Indemnifying Party in the defence, settlement or compromise of such Third-Party Claim as and when requested by the Indemnifying Party.
2.7	South32 Due Diligence
(1)	At any time prior to the expiration of the Option Period and upon reasonable prior written notice, the Trilogy Parties will deliver, grant access or otherwise cause to be made available to South32 and its Personnel all information (whether in tangible or electronic form) relating to the Company Assets, the Property, the LLC and its Assets. Nothing in this section 2.7(1) limits, prejudices or otherwise affects the rights of South32 or its Affiliates under the Operating Agreement to require the delivery of, to have access to or to otherwise require to be made available to South32 or its Affiliates all information (whether in tangible or electronic form) relating to the Company Assets, the Property, the LLC and its Assets.

Option Agreement
(2)	The Trilogy Parties authorize South32 (and any of its authorized Personnel) to access, examine, audit and make copies (in a paper and electronic form) of any of the information and other documents and records provided pursuant to section 2.7(1) (“Trilogy Records”).
(3)	The Trilogy Parties will, at the risk and cost of South32 and upon reasonable notice, give South32 and any of its authorized Personnel access to the Property to conduct such inspections and investigations of the Property as South32 considers fit. In connection with and to facilitate such access to the Property by South32 and any of its authorized Personnel, reasonable assistance will be provided by the Trilogy Parties to South32 at no additional cost to South32.
(4)	In connection with any due diligence conducted by South32 pursuant to this section 2.7, the Trilogy Parties will, upon reasonable notice, grant access to or otherwise make available for the purposes of conducting interviews or meetings, any relevant Personnel of the Trilogy Parties.
3.	Option
3.1	Right to Subscribe

Subject to this Agreement, the Trilogy Parties hereby grant to South32 the sole, exclusive and irrevocable right to subscribe for, from the LLC, and have issued to it by the LLC fifty percent (50%) of all Membership Interests issued to the Company and South32 on Completion (“Option”) free and clear of any Encumbrance.

3.2       First Tranche

(1)	To maintain the Option in good standing in Year 1, South32 must, within ten (10) Business Days after the proposed program of Operations and budget of Qualifying Expenditure for Year 1 (referred to in section 6.5(1)(a)) has been approved by the Technical Committee pursuant to section 6.11(7) or by South32 pursuant to section 6.11(10) (as the case may be) advance the Company the First Tranche to fund the Qualifying Expenditures to be incurred in undertaking the Operations contemplated by the Year 1 Approved Program.
(2)	If pursuant to section 6.11(9) the Technical Committee approves an alteration or modification of the Year 1 Approved Program and an increase in the Approved Budget that relates to the Year 1 Program, then within five (5) Business Days of the date of that approval, South32 must advance the Additional Qualifying Expenditure to the Company.
(3)	Subject to and in accordance with section 6, the Operator must use reasonable efforts to apply the entire First Tranche to fund the Qualifying Expenditures to be incurred in undertaking the Operations contemplated by the Year 1 Approved Program within the exploration season the subject of the Year 1 Approved Program.
(4)	If the Operator does not apply the entire First Tranche as required by section 3.2(3) then as long as the Operator has otherwise complied with its obligations under section 3.2(3):
(a)	no Party will be taken to be in default of this Agreement; and
(b)	any amount of the First Tranche not applied will be held by the Operator and carried forward and applied solely to fund the Qualifying Expenditures to be incurred in undertaking the Operations contemplated by the Year 2 Approved Program.

Option Agreement

3.3       Second Tranche

(1)	Subject to exercise of the Option, to maintain the Option in good standing in Year 2, South32 must on or before that date that is seven (7) Business Days after the date on which South32 gives the Trilogy Parties notice under section 4.2(1)(a)(i), advance to the Company ten million dollars ($10,000,000) to fund the Qualifying Expenditures to be incurred in undertaking the Operations contemplated by the Year 2 Approved Program. If when approved pursuant to sections 6.11(7) and 6.11(8), the Year 2 Approved Program has an Approved Budget that exceeds ten million dollars ($10,000,000), then South32 must advance the amount of such excess to the Company within ten (10) Business Days of the date of that approval.
(2)	If pursuant to section 6.11(9) the Technical Committee approves an alteration or modification of the Year 2 Approved Program and an increase in the Approved Budget that relates to the Year 2 Program, then within five (5) Business Days of the date of that approval, South32 must advance the Additional Qualifying Expenditure to the Company.
(3)	Subject to and in accordance with section 6, the Operator must use reasonable efforts to apply the entire Second Tranche to fund the Qualifying Expenditures to be incurred in undertaking the Operations contemplated by the Year 2 Approved Program within the exploration season the subject of the Year 2 Approved Program.
(4)	If the Operator does not apply the entire Second Tranche as required by section 3.3(3) then as long as the Operator has otherwise complied with its obligations under section 3.3(3):
(a)	no Party will be taken to be in default of this Agreement; and
(b)	any amount of the Second Tranche not applied will be held by the Operator and carried forward and applied solely to fund the Qualifying Expenditures to be incurred in undertaking the Operations contemplated by the Year 3 Approved Program.

3.4       Third Tranche

(1)	Subject to the exercise of the Option, to maintain the Option in good standing in Year 3, South32 must on or before that date that is seven (7) Business Days after the date on which South32 gives the Trilogy Parties notice under section 4.2(2)(a)(i), advance to the Company ten million dollars ($10,000,000) to fund the Qualifying Expenditures to be incurred in undertaking the Operations contemplated by the Year 3 Approved Program. If when approved pursuant to sections 6.11(7) and 6.11(8), the Year 3 Approved Program has an Approved Budget that exceeds ten million dollars ($10,000,000), then South32 must advance the amount of such excess to the Company within ten (10) Business Days of the date of that approval.
(2)	If pursuant to section 6.11(9) the Technical Committee approves the alteration or modification of the Year 3 Approved Program and an increase in the Approved Budget that relates to the Year 3 Program, then within five (5) Business Days of the date of that approval, South32 must advance the Additional Qualifying Expenditure to the Company.
(3)	Subject to and in accordance with section 6, the Operator must use reasonable efforts to apply the entire Third Tranche to fund the Qualifying Expenditures to be incurred in undertaking the Operations contemplated by the Year 3 Approved Program within the exploration season the subject of the Year 3 Approved Program.
(4)	If the Operator does not apply the entire Third Tranche as required by section 3.4(3) then as long as the Operator has otherwise complied with its obligations under section 3.4(3):

Option Agreement
(a)	no Party will be taken to be in default of this Agreement;
(b)	if the Option Period is extended pursuant to section 3.5 then any amount of the Third Tranche not applied will be held by the Operator and carried forward and applied solely to fund the Qualifying Expenditures to be incurred in undertaking the Operations to be conducted in such extension;
(c)	if South32 exercises the Option pursuant to section 4.2(3), any amount of the Third Tranche not applied will be applied solely towards the initial program and budget prepared and approved pursuant to the Operating Agreement; and
(d)	if South32 terminates this Agreement without exercising the Option, then any amount of the Third Tranche not applied will remain in the Company and South32 will have no Claim against a Trilogy Party with respect to it.
(5)	If the Operator does not apply the entire Third Tranche as required by section 3.4(3) and has not otherwise complied with its obligations under section 3.4(3) and South32 terminates this Agreement without exercising the Option, then any amount of the Third Tranche not applied will be reimbursed to South32 by the Company as soon as is practicably possible.

3.5       Extension of Option Period

(1)	Without limiting section 8, the Parties agree that if for any reason (other than South32 failing to advance the Third Tranche in accordance with section 3.4(1)) the Operator is unable to complete the Operations and incur at least 75% of all the Qualifying Expenditure contemplated by the Year 3 Approved Program within Year 3 then the Year 3 Option Exercise Date will be extended by the period that is necessary to complete such Operations and incur such Qualifying Expenditure but in no event will the Year 3 Option Exercise Date be extended under this section 3.5(1) for a period exceeding twelve (12) months.
(2)	The Operator must, as soon as reasonably possible after it becomes aware that the Operator is unable to complete the Operations and incur at least 75% of all the Qualifying Expenditure contemplated by the Year 3 Approved Program within Year 3, give notice (“Delay Notice”) to each other Party which must specify:
(a)	(in reasonable detail) the events or circumstances that have caused or will cause (as the case may be) the Operator to be unable to complete the Operations contemplated by the Year 3 Approved Program within Year 3;
(b)	an estimate of all the Qualifying Expenditure incurred by the Operator in carrying out the Operations contemplated by the Year 3 Approved Program up to and including the date of the Delay Notice; and
(c)	an estimate of the time required within the Year 4 exploration season for the Operator to complete the Operations.
(3)	Within twenty (20) Business Days after receipt by South32 of the Delay Notice the Parties must meet and confer (either in person or by electronic means) to determine and agree the extension to the Year 3 Option Exercise Date. Failing agreement but subject to section 3.5(1), the extension to the Year 3 Option Exercise Date will be determined by South32.
(4)	In the event of an extension of the Year 3 Option Exercise Date pursuant to this section 3.5, any date or period provided for in this Agreement will (as applicable) be extended by a period equivalent to the extension of the Year 3 Option Exercise Date.

Option Agreement
(5)	South32 acknowledges and agrees that the Year 3 Option Exercise Date may only be extended once pursuant to this section 3.5.

3.6       Extension of Approved Program

(1)	Without limiting section 8, the Parties agree that if for any reason (other than South32 failing to advance the relevant Tranche) the Operator in Year 1 or Year 2 (as the case may be) incurs less than 60% of all the Qualifying Expenditure contemplated by the relevant Approved Program and Approved Budget for the relevant Year then:
(a)	the incomplete Operations will be completed and the associated Qualifying Expenditure (all as contemplated by the relevant Approved Program) will be completed and incurred in the following Year;
(b)	the relevant Year and the following Year (referred to in section 3.6(1)(a)) will together, for the purposes of this Agreement, constitute Year 1 or Year 2 (as the case may be);
(c)	any date or period provided for in this Agreement will (as applicable) be extended by a period equivalent to a Year; and
(d)	unless the Parties otherwise expressly agree, the Operator will not, in accordance with section 6.5(1) be required to prepare and submit a program and budget for the following Year (referred to in section 3.6(1)(a)) unless such following Year is Year 3.
(2)	Without limiting section 8, the Parties agree that if for any reason (other than South32 failing to advance the relevant Tranche) the Operator in Year 1 or Year 2 (as the case may be) incurs more than 60% but less than 100% of all the Qualifying Expenditure contemplated by the relevant Approved Program and Approved Budget for the relevant Year then:
(a)	the amount of the Qualifying Expenditure that was not expended (as contemplated by the relevant Approved Program and Approved Budget) must be included by the Operator in the following Year’s Program and Budget (that is to be prepared in accordance with section 6.5) and will be incurred in the following Year; and
(b)	for certainty, there will be no extension to any date or period provided for in this Agreement.
3.7	Application of South32 Initial Funding
(1)	The Company must open in its own name and maintain a special purpose bank account (which must be interest-bearing if possible) to be styled the “Option Agreement Account” into which account all advances by South32 on account of any Tranche must be deposited and from which all Qualifying Expenditure which is to be funded by South32 will be paid or reimbursed to the Company.
(2)	Subject to section 3.7(3) and for greater certainty all advances of Qualifying Expenditure by South32 will be held by the Company in the Option Agreement Account in trust for South32 subject to the following:
(a)	the approval of any Approved Program by the Technical Committee will be deemed to be South32’s consent for the Company to withdraw and remit (without deduction of any kind) to the Operator the funds in the Option Agreement Account to be expended by the Operator as contemplated by such Approved Program; and

Option Agreement
(b)	South32 will have no further rights or interests in the Option Agreement Account or the South32 Initial Funding upon the expiry or exercise of the Option or upon the termination of this Agreement in accordance with its terms.
(3)	If the Company or the Operator is the subject of any of the events described in section 11.1(2) such that the Company or the Operator becomes an Insolvent Party then immediately preceding the happening of any such event, any consent of South32 and any right or authority of the Company to withdraw any funds standing in the Option Agreement Account or to remit to the Operator any funds withdrawn from the Option Agreement Account will be deemed immediately terminated.
(4)	Unless otherwise expressly agreed in writing by South32, all South32 Initial Funding must be applied solely in funding Qualifying Expenditures incurred in undertaking Operations on or in respect of the Bornite Deposit pursuant to Approved Programs and Approved Budgets.
(5)	Without limiting section 3.7(1) and except as expressly agreed otherwise in writing by South32, no part of the Initial Funding (whether in cash or other form or thing to which any part of the Initial Funding may be converted) may be paid, transferred or applied (either directly or indirectly) for the benefit of Trilogy, any Affiliate of Trilogy or any director, officer, consultant or adviser of a Trilogy Party except as reimbursement (pursuant to the Services Agreement) of the cost of activities undertaken by Trilogy (as Operator) or its Personnel as part of the Operations authorized by the relevant Approved Program and where the cost of such activities is Qualifying Expenditure contemplated by the relevant Approved Budget.
3.8	Tax Exclusive
(1)	Each Party acknowledges and agrees that:
(a)	the amounts for each Tranche and the Subscription Amount are exclusive of any and all Taxes imposed by a Governmental Authority on those advances or payments;
(b)	the Parties have a common understanding and belief that as at the date of this Agreement the payments to be made under this Agreement on account of each Tranche and the Subscription Price ought not to be subject to any deduction or withholding under applicable Law; and
(c)	each Party must act reasonably including to provide to each other Party with any necessary documentation or assistance in order to ensure, to the extent reasonably possible, that the payments to be made under this Agreement on account of each Tranche and the Subscription Price are not to be subject to any deduction or withholding under applicable Law.
(2)	If notwithstanding sections 3.8(1)(b) and 3.8(1)(c), South32, pursuant to applicable Law is required to deduct or withhold any Taxes from payments to be made under this Agreement on account of each Tranche and the Subscription Price, then:
(a)	the sum payable will be increased as necessary, so that, after making all deductions or withholdings required by applicable Law, Trilogy receives an amount equal to the sum it would have received had no such deduction or withholding been made;
(b)	South32 will make such deduction or withholding; and
(c)	South32 will pay to the relevant Governmental Authority in accordance with the applicable Law the full amount deducted or withheld. If Trilogy receives a refund of any of the foregoing Taxes for which South32 has paid additional amounts pursuant to this section 3.8, Trilogy must pay over such refund amount to South32 (but only to the extent of such additional amounts paid by South32 under this section 3.8 with respect to Taxes giving rise to such refund). Notwithstanding the foregoing, South32, upon request of Trilogy, must repay the amount paid to South32 on account of such refund if Trilogy is required to repay such refund to the Governmental Authority.

Option Agreement
(3)	Each Party will be responsible for its own corporate and income taxes with respect to any payments contemplated under this Agreement.
4.	Exercise and Termination of Option
4.1	Condition of Exercise of Option

The exercise of the Option is conditional on South32:

(1)	in the case where South32 elects to exercise the Option on or before March 31, 2018, having performed all of its obligations under section 3.2;
(2)	in the case where South32 elects to exercise the Option on or before March 31, 2019, having performed all of its obligations under section 3.3; or
(3)	in the case where South32 elects to exercise the Option on or before January 31, 2020, having performed all of its obligations under section 3.4,

(“Option Condition”).

4.2	Further Initial Funding or Exercise of Option
(1)	Subject to section 3.6 and the Company having given to South32, on or before December 31, 2017, an Annual Exploration Report with respect to the Year 1 Approved Program, South32 will:
(a)	on or before January 31, 2018, give the Trilogy Parties:
(i)	written notice of its intention to advance further South32 Initial Funding in accordance with section 3.3; or
(ii)	written notice of its intention not to advance any further South32 Initial Funding; and
(b)	on or before March 31, 2018, give the Trilogy Parties the Option Exercise Notice in accordance with section 4.2(5) or written notice of its election not to exercise the Option at that time, and if South32:

(c)	has not given written notice to the Trilogy Parties under section 4.2(1)(a)(i); and
(d)	fails to give the Option Exercise Notice or gives written notice of its election not to exercise the Option at that time under section 4.2(1)(b) then,

this Agreement and the Option will automatically terminate and be of no further force and effect, and South32 will have no further claims against the Trilogy Parties in respect of any interest in the LLC, any interest in the Property, the Exploration Data or any of the South32 Initial Funding.

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(2)	Subject to section 3.6 and the Company having given to South32, on or before December 31, 2018, an Annual Exploration Report with respect to the Year 2 Approved Program, South32 will:
(a)	on or before January 31, 2019, give the Trilogy Parties:
(i)	written notice of its intention to advance further South32 Initial Funding in accordance with section 3.4; or
(ii)	written notice of its intention not to advance any further South32 Initial Funding; and
(b)	on or before March 31, 2019, give the Trilogy Parties the Option Exercise Notice in accordance with section 4.2(5) or written notice of its election not to exercise the Option at that time, and if South32:

(c)	has not given written notice to the Trilogy Parties under section 4.2(1)(a)(i); and
(d)	fails to give the Option Exercise Notice or gives written notice of its election not to exercise the Option at that time under section 4.2(2)(b) then,

this Agreement and the Option will automatically terminate and be of no further force and effect, and South32 will have no further claims against the Trilogy Parties in respect of any interest in the LLC, any interest in the Property, the Exploration Data or any of the South32 Initial Funding.

(3)	Subject to sections 3.5 and 4.2(4) and the Company having given to South32, on or before November 30, 2019, an Annual Exploration Report with respect to the Year 3 Approved Program South32 will, on or before January 31, 2020 (“Year 3 Option Exercise Date”) give the Trilogy Parties:
(a)	the Option Exercise Notice in accordance with section 4.2(5); or
(b)	written notice of its termination of this Agreement and the Option, as a consequence of which this Agreement and the Option will automatically terminate and be of no further force and effect, and South32 will have no further claims against the Trilogy Parties in respect of any interest in the LLC, any interest in the Property, the Exploration Data or any of the South32 Initial Funding,

failing which, this Agreement and the Option will automatically terminate and be of no further force and effect, and South32 will have no further claims against the Trilogy Parties in respect of any interest in the LLC, any interest in the Property, the Exploration Data or any of the South32 Initial Funding.

(4)	If the Operator has not expended all South32 Initial Funding advanced to December 31, 2019 such that the Year 3 Option Exercise Date has been extended in accordance with section 3.5(3), then South32 will, on or before two (2) months from the date on which the Company has given to South32 an Annual Exploration Report (updated to reflect any material Exploration Data learned or obtained from the Operations conducted to complete the Year 3 Program) with respect to the Year 3 Approved Program, give the Trilogy Parties:
(a)	the Option Exercise Notice in accordance with section 4.2(5); or
(b)	written notice of its termination of this Agreement and the Option, as a consequence of which this Agreement and the Option will automatically terminate and be of no further force and effect, and South32 will have no further claims against the Trilogy Parties in respect of any interest in the LLC, any interest in the Property, the Exploration Data or any of the South32 Initial Funding,

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failing which, this Agreement and the Option will automatically terminate and be of no further force and effect, and South32 will have no further claims against the Trilogy Parties in respect of any interest in the LLC, any interest in the Property, the Exploration Data or any of the South32 Initial Funding.

(5)	South32 may, on or before the dates or within the periods specified in sections 4.2(1), 4.2(2), 4.2(3) or 4.2(4) (as the case may be), give Trilogy and the Company a notice (“Option Exercise Notice”) by which:
(a)	South32 confirms its exercise of the Option; and
(b)	states its intention to complete the subscription for 50% of the Membership Interests in the LLC contemplated by the exercise of the Option in accordance with sections 4.3 to 4.8 inclusive.
(6)	If the Operator does not give South32 an Annual Exploration Report on or before the date specified for the same in any of sections 4.2(1), 4.2(2), 4.2(3) or 4.2(4) then each other date in the relevant section will be automatically extended by a period equivalent to the period of delay in receipt by South32 of the relevant Annual Exploration Report.
4.3	Obligations of the Parties Prior to Completion
(1)	From the date of receipt of the Option Exercise Notice until immediately prior to Completion, the Trilogy Parties must take all steps and actions necessary to:
(a)	establish and form the LLC in accordance with Delaware Law by the filing of a certificate of formation for the LLC with the Delaware Secretary of State;
(b)	cause the LLC to issue that number of Membership Interests to the Company such that the Company will hold 50% of the total Membership Interests on Completion; and
(c)	in consideration for and concurrently with the issue by the LLC of the Membership Interests to the Company, cause the Company and the LLC to execute and deliver the Contribution Agreement by which, among other things, the Company will sell, assign and transfer to the LLC, which will purchase and accept the assignment and transfer of, all Assumed Obligations and all Company Assets free from all Encumbrances (other than the Permitted Encumbrances) (“Transferred Assets”).

Any third party costs reasonably incurred by the Trilogy Parties for the purpose of the performance of the obligations of the Trilogy Parties under this section 4.3 will be to the account of the LLC and must be reimbursed by the LLC to the relevant payee of such third party costs following Completion.

The Company and South32 intend that the contribution of the Transferred Assets to the LLC by the Company pursuant to the Contribution Agreement and the subscription for Membership Interests by South32 pursuant to this Agreement will be a single integrated transaction qualifying as tax-deferred contributions under Section 721(a) of the U.S. Internal Revenue Code.

(2)	From the date of exercise of the Option until the assignment and transfer of Transferred Assets to the LLC in accordance with the Contribution Agreement:

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(a)	the Transferred Assets will be held by the Company, in trust for the exclusive benefit and use of the LLC; and
(b)	the Company may only deal with, or make use of, the Transferred Assets in strict accordance with this Agreement, the Contribution Agreement and the Operating Agreement.
4.4	Completion Date and Location

The subscription of the Membership Interests by South32 contemplated by the exercise of the Option will be completed within forty-five (45) Business Days after the date on which South32 has given the Trilogy Parties the Option Exercise Notice at the offices of South32’s counsel, Fasken Martineau DuMoulin LLP at Suite 2900 - 550 Burrard Street, Vancouver, British Columbia, or on or at such other date, time or location as may be agreed upon in writing by the Parties.

4.5	Subscription Price and Documents to be Delivered by South32

South32 must, subject to the performance by the Trilogy Parties of their respective obligations under section 4.6, at Completion:

(1)	pay the Subscription Price to the LLC by way of wire transfer, certified cheque or other immediately available funds;
(2)	deliver a certified copy of resolutions of the directors of South32 authorizing the execution and delivery of the Operating Agreement and any other documents required to be executed or delivered (or both, as the case may be) on Completion by South32 under this Agreement; and
(3)	deliver to the Trilogy Parties the Operating Agreement duly executed by South32.
4.6	Documents to be Delivered by Trilogy Parties

At Completion, the Trilogy Parties must deliver or cause to be delivered to South32:

(1)	evidence, in form and substance satisfactory to South32, of the sale, assignment or transfer (as the case may be) of the Transferred Assets from the Company to the LLC free from all Encumbrances (other than the Permitted Encumbrances) in accordance with the Contribution Agreement together with notarized or certified copies of all such other deeds, instruments, notarizations or documents, duly executed, which in the opinion of South32 acting reasonably are necessary to effect and evidence the issuance of the Membership Interests to South32;
(2)	evidence, in form and substance satisfactory to South32, of the registration of 50% of the Membership Interests in the name of South32 and 50% of the Membership Interests in the name of the Company, in accordance with the applicable Law;
(3)	a certified copy of resolutions of the directors of the Company authorizing the execution and delivery of the Operating Agreement and any other documents required to be executed or delivered (or both, as the case may be) on Completion by the Company under this Agreement;
(4)	a certified copy of resolutions of the directors of Trilogy authorizing the execution and delivery of the Operating Agreement and any other documents required to be executed or delivered (or both, as the case may be) on Completion by the Trilogy under this Agreement;
(5)	the Operating Agreement duly executed by the Company and the LLC; and
(6)	the Contribution Agreement duly executed by the Company and the LLC.

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4.7	Operation of Operating Agreement

At any time after the Execution Date, a Party may require another Party to consider in good faith whether the terms of the Operating Agreement should be amended to reflect a contractual rather than a corporate structure, or a varied form of corporate structure, and if so agreed, use reasonable endeavors to agree a revised form of agreement governing the relationship between the Parties following the exercise of the Option as long as:

(1)	none of the substantive business or commercial provisions, arrangements or understandings or rights, powers or obligations held or owed by a Party in or under the Operating Agreement are to be altered or amended in any new form of agreement in any way without the agreement of the Parties; and
(2)	if the Parties are unable to fully agree on all terms of the amended structure and agreement, no change will be made and the Parties will be required to enter into the Operating Agreement on the terms of the Operating Agreement set out in Schedule 3.
4.8	Certification of Completion

Subject to the performance by each Party of its obligations under sections 4.5 and 4.6, at Completion each Party must execute a certificate by which each Party certifies that Completion has been completed.

4.9	South32’s Election to Terminate Without Cause
(1)	South32 may at any time elect to terminate this Agreement by delivering notice to that effect to Trilogy.
(2)	The notice given under section 4.9(1) must specify the date on which the termination of this Agreement will take effect.
4.10	Effect of Termination
(1)	Subject to section 14.17, if this Agreement is terminated in accordance with section 4.2 or 4.9, then:
(a)	South32 will have no interest in the Company, the LLC, the South32 Initial Funding nor any interest in the Property or any Exploration Data relating to the Property; and
(b)	each Party will be released from further performance of its obligations under this Agreement.
(2)	Notwithstanding the foregoing, termination will not release or discharge any Party from any Claim that arose or accrued prior to the date of termination.
5.	Covenants of the Trilogy Parties
5.1	General
(1)	During the term of this Agreement Trilogy:
(a)	must cause the Company to observe and perform each covenant and obligation to be observed and performed by the Company under this Agreement; and
(b)	unconditionally and irrevocably guarantees to South32 the due and punctual performance by the Company of each covenant and obligation to be observed and performed by the Company under this Agreement.

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(2)	The liability of Trilogy under section 5.1(1) will not be affected by any act, omission, matter or thing that would otherwise operate in Law or in equity to reduce or release Trilogy from that liability.
5.2	Encumbrances on Property
(1)	Except as expressly provided otherwise by this Agreement, during the term of this Agreement Trilogy must not allow or permit the Company to create, or if created, permit to remain, any Encumbrance, other than the Permitted Encumbrances upon the Property without the express prior written approval of South32 first being obtained (which approval may be refused, withheld or conditioned at the absolute discretion of South32).
(2)	Without being taken to limit or otherwise affect any restrictions or prohibitions on the grant of Encumbrances under the NANA Agreement, the Parties agree to mutually pursue with NANA further binding assurances pursuant to which NANA agrees, among other things, not to grant or give or agree to grant or give any Encumbrances in, against or over the Lands that could materially impair the use of the Property for the purposes for which it is held, which purposes include the exploration for Minerals and the development of a mining project within the Property.
5.3	Grant of Surface Rights
(1)	Prior to the grant by the Company of any Surface Rights not required by applicable Law, and unless otherwise required by applicable Law, the Company must, at least twenty (20) Business Days prior to the grant by the Company of any such Surface Rights not required by applicable Law, give notice to South32 describing the Surface Right that the Company proposes to grant and the part or area of the Property which will be subject to that Surface Right (“Surface Right Notice”) and must obtain South32’s prior written agreement to the grant of the Surface Right.
(2)	If within ten (10) Business Days after receipt by South32 of a Surface Right Notice, South32 does not give notice to the Company objecting to the grant of the Surface Right described in the Surface Right Notice (together with, in summary form, the reasons for its objection) then South32 will be deemed to have agreed to the grant of the Surface Right referred to in the Surface Right Notice and it shall be a Permitted Encumbrance.
(3)	If South32 objects to the grant of a Surface Right in accordance with section 5.3(2), then such objection will constitute a Dispute which either the Company or South32 may require be resolved in accordance with section 12.
(4)	Unless otherwise required by applicable Law, South32 may by notice to the Company, require that the grant of any Surface Right or memorandum of such grant be recorded in the recording district where the Property (or the relevant part of it) is located and the Company must promptly effect any such recording.
5.4	No Transfer of Property or Assets

Except as expressly provided otherwise by this Agreement, during the term of this Agreement Trilogy must not allow or permit the Company to enter into any agreement or understanding to, sell, transfer, assign or otherwise dispose of the Property or any interest in the Property without the express written consent of South32 first being obtained.

5.5	No Transfer of Shares or Control
(1)	Except as expressly provided otherwise by this Agreement, during the term of this Agreement Trilogy must not and must not allow or permit the Company:
(a)	to transfer, assign or otherwise dispose of any of the Company Shares; or

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(b)	to create, or if created, permit to remain, any Encumbrance upon any of the Company Shares.
(2)	During the term of this Agreement Trilogy must ensure that the Company is Controlled by Trilogy and remains a wholly owned subsidiary of Trilogy.
(3)	For greater certainty, nothing in this Agreement will prohibit or restrict in any manner a change of Control of Trilogy.
5.6	Other Dealings

During the term of this Agreement Trilogy must:

(1)	not allow the Company to issue, enter into or grant any right, agreement, warrant, option or commitment, present or future, contingent or absolute, or anything capable of becoming a right, agreement or option with the passage of time or the occurrence of any event or otherwise:
(a)	to require the Company to issue any further or other shares or any other security or other instrument convertible or exchangeable into shares of the Company or to convert or exchange any security or other instrument into or for shares of the Company;
(b)	for the issue or allotment of any of the unissued shares of the Company ;
(c)	to require the Company to purchase, redeem or otherwise acquire any of the Company Shares;
(d)	to purchase or acquire any of the Company Shares; or
(e)	for the Company to incur any indebtedness, except for such indebtedness as may be incurred in the normal and ordinary course of business consistent with past practices;
(2)	cause the Company not to:
(a)	amalgamate, merge, consolidate or otherwise enter into an arrangement, scheme or other business combination or corporate reorganization (including any and all spin offs) with any other person or acquire all or substantially all of the shares or the business or assets of any other person, or agree to do any of the foregoing;
(b)	except as expressly contemplated by this Agreement, or as may be required to give effect to the arrangements and agreements contemplated by the Operating Agreement, make changes to its Charter Documents;
(c)	increase, reduce or otherwise change its share capital, or transfer an amount to its share capital account from any of its other accounts, or allot or issue any shares or any securities or loan capital convertible into shares, or purchase, redeem, retire or acquire any such shares or securities, or agree to do so, or sell or give any option, right to purchase, mortgage, charge, pledge, lien or other form of security or encumbrance over any such shares or securities;
(d)	without the prior written consent of South32, acquire or dispose of any of its material Assets or acquire any Mineral Rights, dispose of any Mineral Rights, enter into a capital commitment or make any unusual or extraordinary expenditures (whether capital or operating);

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(e)	change the nature of its business or do any act or thing that would materially adversely affect its business, Assets, prospects or financial condition; or
(f)	without the prior written consent of South32, make or implement a Material Decision.
5.7	No Dividends of the Company

During the term of this Agreement, Trilogy must cause the Company not to declare, pay or commit itself to pay any dividend or other distribution with respect to any share in the capital of the Company or other ownership interest in the Company or in any of its Assets or business without the express written consent of South32 first being obtained.

5.8	Conduct of Business of the Company

During the term of this Agreement, Trilogy must cause the Company to carry on its business only in the normal and ordinary course consistent with past practices which includes the maintenance of all insurance policies existing at the Execution Date. South32 and its Personnel will be entitled to inspect and copy the corporate, financial and other records and documents pertaining to the Company at all reasonable times upon reasonable notice.

5.9	NANA Agreement
(1)	During the term of this Agreement Trilogy must:
(a)	cause the Company to observe and perform each covenant and obligation to be observed and performed by the Company under the NANA Agreement; and
(b)	ensure that the Company does not assign, transfer, encumber or otherwise deal with its rights and interests under the NANA Agreement.
(2)	During the term of this Agreement, the Trilogy Parties must give to South32:
(a)	copies of all minutes of the Oversight Committee produced on or after the Execution Date;
(b)	a copy of each annual report given by the Company to NANA pursuant to the NANA Agreement on or after the Execution Date; and
(c)	the documents (whether in tangible or electronic form) requested by South32 (acting reasonably) which record or are evidence of the Company’s observance and performance of each covenant and obligation to be observed and performed by the Company under the NANA Agreement.
5.10	Parallel Funded Program and Budget

For the avoidance of doubt, each Trilogy Party acknowledges and agrees any approval under this Agreement of a Parallel Funded Program and Budget:

(1)	will not constitute or be taken to be the consent of South32 for a Trilogy Party to do or not do any matter or thing for which the consent of South32 is required under this section 5; or
(2)	lessen, prejudice or otherwise affect any of the obligations of a Trilogy Party or the rights of South32 under this section 5.

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6.	Operations
6.1	Operator

Subject to section 6.2, commencing on the Execution Date, Trilogy will be the Operator until the exercise of the Option by South32 or the termination of this Agreement, whichever is the earlier.

6.2	Removal of Operator

The Operator will be deemed to have resigned and South32 (or its nominee) will become Operator, upon written notice from South32 to Trilogy and effective on the date designated in the notice, if:

(1)	the Operator:
(a)	fails to perform any obligation imposed upon it as Operator under section 6.7 or section 14.20; and
(b)	such failure, in the opinion of South32, acting reasonably, has, or is likely to have, a material adverse effect on:
(i)	the Property or the Option; or
(ii)	South32’s rights and interests (direct or indirect) under this Agreement;

and action to rectify or remedy that failure is not taken within twenty (20) Business Days after receiving a written notice from South32 demanding performance; or

(2)	the Operator becomes an Insolvent Party.

If the Operator is removed pursuant to section 6.2(2), then the appointment of any successor Operator will be deemed to pre-date the date on which the Operator becomes the subject of an Insolvency Event.

6.3	Affiliate as Operator and Third Party Operator
(1)	Where a Party’s Affiliate acts as Operator that Party must cause the Affiliate to comply with the terms of this Agreement as if the Affiliate was bound by it.
(2)	Except for a Party’s Affiliate, no third party may be retained to act as the Operator unless:
(a)	Trilogy and South32 agree in writing but Trilogy’s agreement will not be required where the Operator is deemed to have resigned pursuant to section 6.2; and
(b)	the third party agrees in writing to be bound by all of the same duties and obligations imposed on the Operator under this Agreement and, in particular, under this section 6.
6.4	Authority of Operator

Subject to this Agreement, the Operator will have:

(1)	full physical possession and control of the Assets of the Company and all powers and authorities necessary or desirable to enable the Operator to carry out or procure the carrying out of all Operations; and
(2)	without limiting section 6.4(1), the sole and exclusive right to:

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(a)	enter in, under or upon the Property and to conduct the Operations and related activities on the Property;
(b)	exclusive and quiet possession of the Property;
(c)	bring upon and erect upon the Property buildings, plant, machinery and equipment as the Operator may deem advisable;
(d)	remove from the Property and dispose of, reasonable quantities of ores, minerals and metals for the purpose of obtaining assays or making other tests; and
(e)	do such prospecting, exploration, development or other mining work on and under the Property as contemplated by an Approved Program.
6.5	Programs and Budgets
(1)	The Operator must:
(a)	on or before the date that is 30 days following the Execution Date prepare and submit to the Technical Committee a proposed program of Operations and budget of Qualifying Expenditure for Year 1 (or such other period otherwise unanimously agreed by the Parties) for approval by the members of the Technical Committee;
(b)	on or before November 30 in Year 1 prepare and submit to the Technical Committee a proposed program of Operations and budget of Qualifying Expenditure for Year 2 (or such other period otherwise unanimously agreed by the Parties) for approval by the members of the Technical Committee;
(c)	on or before November 30 in Year 2 prepare and submit to the Technical Committee a proposed program of Operations and budget of Qualifying Expenditure for Year 3 (or such other period otherwise unanimously agreed by the Parties) for approval by the members of the Technical Committee.
(2)	Each proposed program and budget must contain the detail specified by South32.
6.6	Trilogy Parallel Funding
(1)	Subject to this Agreement, the Parties acknowledge and agree that during the Option Period Trilogy will be entitled to fund Expenditure to undertake Operations on the Arctic Deposit or elsewhere in the Property (a “Parallel Funded Program and Budget”).
(2)	If any Year Trilogy intends to fund Expenditure to undertake Operations on the Arctic Deposit or elsewhere in the Property pursuant to a Parallel Funded Program and Budget (“Trilogy Operations”), then Trilogy must submit to the Technical Committee the proposed Parallel Funded Program and Budget. Trilogy must use reasonable efforts to (but does not guarantee to) submit the proposed Parallel Funded Program and Budget to the Technical Committee at the same time as the Operator submits a proposed program of Operations and budget of Qualifying Expenditure to the Technical Committee pursuant to section 6.5(1) or within a reasonable time thereafter so as to allow the Technical Committee sufficient time in which to assess and discuss the proposed Parallel Funded Program and Budget.
(3)	Trilogy acknowledges and agrees that:
(a)	any proposed Parallel Funded Program and Budget and its right and ability to undertake the Trilogy Operations will be subject to the prior written approval of the Technical Committee, which approval must not be unreasonably withheld or delayed;

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(b)	neither South32 or any of its Affiliates will be obliged to fund any Expenditure to be incurred under or in connection with the Parallel Funded Program and Budget and Trilogy and its Affiliates will have no Claim (whether under this Agreement or otherwise) against South32 or any of its Affiliates or the Company or its Assets in respect of such Expenditure;
(c)	in undertaking the Trilogy Operations Trilogy must conduct all such Trilogy Operations in a manner consistent with sections 6.7(1) and 6.7(2); and
(d)	Trilogy will be solely responsible and liable for, and indemnifies and must keep indemnified South32 and its Affiliates from and against any third party Claim which South32 or any of its Affiliates suffers, sustains or incurs arising out of or in connection with Trilogy Operations.
6.7	Operator’s Obligations

For so long as it is Operator, the Operator covenants to and must:

(1)	conduct all Operations in accordance with practices, methods, standards (including standards of health and safety) and procedures which are generally engaged in, utilized, observed and applied by international mining companies who have experience in undertaking exploration and operating and maintaining mining operations in the subarctic and arctic regions;
(2)	without limiting section 6.7(1), conduct all Operations in a manner consistent with good exploration, engineering and mining practice and in compliance with any applicable Law;
(3)	carry out each Approved Program in accordance with the Approved Budget;
(4)	pay all Qualifying Expenditure properly incurred pursuant to an Approved Program promptly as and when due;
(5)	keep the Property in good standing as required by applicable Law including by payment of taxes or other charges, the doing and filing of all necessary work and by the doing of all other acts and things and making all other payments which may be necessary in that regard and upon the written request of the Non-operating Party, provide it with evidence of such payments;
(6)	except for the Permitted Encumbrances, keep the Property free and clear of all Encumbrances (except liens for taxes not yet due, other inchoate liens and liens contested in good faith by the Operator) and to proceed with all diligence to contest and discharge any such Encumbrance that is filed;
(7)	subject to section 6.8, permit any Personnel of the Non-operating Party:
(a)	at their own expense and risk, access to the Property at all reasonable times; and
(b)	access to all records (whether in tangible or electronic form) of the Operator pertaining to the Operations and the Property;
(8)	permit the Non-operating Party, upon being provided with reasonable notice, to inspect and copy, at all reasonable times, any Exploration Data including any Exploration Data learned or obtained in connection with a Parallel Funded Program and Budget;

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(9)	maintain an internal account controls system and anti-corruption policy and procedures that meet South32’s anti-corruption/anti-bribery requirements (as applicable to the Company) to ensure the proper authorisation, recording and reporting of all transactions, and to provide reasonable assurance that it (and its Personnel) will comply with the requirements of section 14.20 and that violations of Anti-corruption Law will be prevented, detected and deterred;
(10)	during the term of this Agreement and for a period of 2 years after the expiry or termination of this Agreement maintain true and correct books, accounts and records of Expenditure and otherwise in accordance with US GAAP;
(11)	during the execution of each Approved Program deliver to each Party monthly progress reports indicating the status of any Operations being conducted on the Property (including pursuant to a Parallel Funded Program and Budget) and disclosing any significant Exploration Data learned or obtained in connection with such work, but no reports will be required during those periods in which there is no work being conducted;
(12)	deliver to each Party as soon as is practicable and in any event on or before December 31 in each Year, an Annual Exploration Report which must, if a Parallel Funded Program and Budget has been carried out during that Year, contain all material Exploration Data learned or obtained in connection with that Parallel Funded Program and Budget;
(13)	promptly notify each Party of any material exploration results or adverse events; and
(14)	place and maintain, with a reputable insurer or insurers, not less than $5,000,000 in third party liability insurance in respect of its operations on the Property, and upon the written request of the Non-operating Party, provide the Non-operating Party with documents that record or are evidence of the existence and coverage of such insurance.
6.8	Indemnity on Access

The Party that is not the Operator ("Non-operating Party") must indemnify the Operator and its Personnel from and against any Claim that the Operator or its Personnel suffer, sustain or incur arising out of or in connection with any injury (including injury causing death) to any Personnel of the Non-operating Party while in or on the Property, except to the extent that any injury is caused by the negligence or default of the Operator or its Personnel.

6.9	Obligations to Inform

During the term of this Agreement, each Trilogy Party must, and must cause its Affiliates to:

(1)	promptly deliver to South32 any notice, demand or other material communication relating to any of the Assets of the Company that it or any of its Affiliates receive; and
(2)	obtain the prior written consent of South32 to the sending by it or its Affiliates of any notice, demand or other material communication relating to the Property, the Material Agreements or any of the other significant Assets of the Company to any third person including any adjacent property owner or any Governmental Authority where such notice, demand or other material communication is likely to have a material adverse effect on the Property, the Company or the Option or South32’s rights and interests (direct or indirect) under this Agreement.
6.10	Property Matters
(1)	During the term of this Agreement the Company must:
(a)	subject to applicable Law and the terms of the Mineral Rights comprising the Property, not (directly or indirectly) abandon, surrender, excise or relinquish by any means any of the Mineral Rights or the Other Rights comprising the Property without the prior written consent of South32; and

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(b)	to the maximum extent possible under applicable Law and the terms of the Mineral Rights comprising the Property, ensure that the Company remains the registered holder and beneficial owner of the Mineral Rights that comprise a part of the Property.
(2)	If the Company is required by applicable Law or by virtue of a condition or covenant of any Mineral Right forming part of the Property to relinquish (whether periodically or otherwise) any Mineral Right or part of a Mineral Right comprising the Property then within twenty (20) Business Days prior to the date on which such relinquishment will take place, the Company must by notice to South32:
(a)	identify the Mineral Right or part of it that the Company recommends and proposes be relinquished and the reasons for that recommendation; and
(b)	include with the notice all Exploration Data (if any) that pertains to the geographical area the subject of the Mineral Right or part of it that the Company recommends and proposes be relinquished.
6.11	Technical Committee
(1)	Upon the Execution Date, a technical committee (“Technical Committee”) will be formed comprised of two (2) representatives of Trilogy and two (2) representatives of South32.
(2)	The first meeting of the Technical Committee will be held within seven (7) Business Days after receipt by South32 from the Operator of the proposed program of Operations and budget of Qualifying Expenditure for Year 1 contemplated by section 6.5(1)(a).
(3)	Meetings of the Technical Committee will be held:
(a)	during any part of a Year in which no Operations are being conducted, quarterly in Vancouver (or at such other intervals or places as Trilogy and South32 may agree); and
(b)	during any part of a Year in which Operations are being conducted, monthly in Vancouver (or at such other intervals or places as Trilogy and South32 may agree).
(4)	Meetings will be called on ten (10) Business Days’ notice by either Trilogy or South32. Either Trilogy or South32 may on ten (10) Business Days’ notice call an ad hoc meeting.
(5)	For each meeting an agenda must, at least five (5) Business Days prior to that meeting, be distributed to Trilogy and South32 by the person calling that meeting. The Company must cause minutes of each meeting to be taken and distributed to South32 for comments within ten (10) Business Days subsequent to that meeting and will be the subject of approval at the next meeting. A representative of Trilogy or South32 may attend any meeting by conference telephone, so long as all attendees at that meeting can hear and be heard by all other attendees.
(6)	The Technical Committee will, among other things, review:
(a)	each program and budget prepared and proposed by the Operator for the purposes of Year 1, Year 2 and Year 3;
(b)	any Parallel Funded Program and Budget; and
(c)	all Exploration Data learned or obtained in connection with the Operations.

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(7)	Subject to section 6.11(8), the Technical Committee must endeavour to approve each program and budget proposed by the Operator:
(a)	for the purposes of Year 1, by no later than April 30, 2017; and
(b)	for the purposes of Year 2 and Year 3, by no later than February 28 of each respective calendar year in which Year 2 and Year 3 commences.

The Technical Committee may approve programs and budgets proposed by the Operator with or without amendment, addition, deletion or other alteration or modification as the Technical Committee considers fit or reject the same and in the case of rejection the Technical Committee may give such directions to the Operator regarding the preparation and submission of a further program and budget in respect of the Year concerned as the Technical Committee may determine. In the case of a Parallel Funded Program and Budget, South32 must not unreasonably withhold its approval.

(8)	Each program and budget approved by the Technical Committee or in the absence of approval by the members of the Technical Committee, by South32, must:
(a)	provide for Qualifying Expenditure of not less than ten million dollars ($10,000,000); and
(b)	be reasonably capable of being practically executed by the Operator in accordance with its obligations under section 6.7 within the relevant exploration season.
(9)	Subject to section 6.11(8)(b), each Party acknowledges and agrees that the Technical Committee may approve the alteration or modification proposed by South32 of an Approved Program to expand the Operations to be undertaken as part of that Approved Program and to increase the Approved Budget that relates to that Approved Program and any such approval will not be unreasonably withheld.
(10)	In the absence of agreement by the members of the Technical Committee in respect of any program and budget proposed by the Operator (excluding a Parallel Funded Program and Budget), any direction or decision concerning, or final approval of, programs and budgets during the term of this Agreement will be given or made (as the case may be) solely by South32.
6.12	Audit
(1)	Within forty (40) Business Days following the completion of an Approved Program, the Operator must provide each Party with a certified itemized statement of Qualifying Expenditure incurred during the completion of that Approved Program. The itemized statement of Qualifying Expenditure incurred in any period certified to be correct by an officer of the Operator will be conclusive evidence of the making of the Qualifying Expenditure recorded in the statement unless within the sixty (60) Business Days after receipt of that statement a Party delivers a written objection to the statement to the Operator. If a Party delivers such an objection, then it will be entitled to request that the auditor of the Operator audit the Qualifying Expenditure recorded in the statement of Qualifying Expenditure that is the subject of the objection. At the conclusion of that audit:
(a)	if the auditor determines that the statement of Qualifying Expenditure was accurate within five percent (5%) percent of actual Qualifying Expenditure, then the reasonable costs of the audit will be borne by the objecting Party; or
(b)	if the auditor determines that the statement of Qualifying Expenditure overstated or understated Qualifying Expenditure actually made by greater than a five percent (5%) margin, then the costs of the audit will be borne by the Operator,

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and, in all events and whatever the misstatement, only the actual Qualifying Expenditure so determined will constitute Qualifying Expenditure for the purposes of the relevant Year.

(2)	Notwithstanding anything in this Agreement to the contrary, the auditor’s determination of Qualifying Expenditure will be final and determinative of the amounts stated in the statement in question, and will not be or constitute a Dispute subject to section 12.
(3)	The Parties acknowledge and agree that the rights of the Parties under this section 6.12 will extend and apply to the Expenditure incurred during the completion of an approved Parallel Funded Program and Budget and if a Party exercises its rights under this 6.12(3) a reference in section 6.12(1) or section 6.12(2) (or both, as the case may be) to:
(a)	an Approved Program will be taken to be a reference to an approved Parallel Funded Program and Budget;
(b)	Qualifying Expenditure will be taken to be a reference to be Expenditure which comprises Parallel Funding.
7.	Assignment
7.1	Assignment by Trilogy Party
(1)	Each Trilogy Party must not assign or otherwise deal with its rights or obligations under this Agreement without the prior written consent of South32, (which consent may be refused, withheld or conditioned at the absolute discretion of South32). No assignment of this Agreement will be effective unless and until the proposed assignee has entered into an agreement with South32, in form and substance satisfactory to South32 (acting reasonably), by which the proposed assignee agrees to be bound by the provisions of this Agreement as if it was an original party to this Agreement in place of the assigning Party.
(2)	In this section 7 “assign” includes, either directly or indirectly, to:
(a)	sell, assign, transfer, licence or otherwise dispose or part with possession of; or
(b)	mortgage, charge, grant a lien, pledge, hypothecate, declare a trust in respect of or grant any interest in, by way of security or otherwise;
(3)	Notwithstanding sections 7.1(1) and 7.1(2), a change of Control of Trilogy after the Execution Date will not be considered an assignment by Trilogy or the Company for the purposes of section 7.1(1).
7.2	Assignment by South32

South32 may assign, transfer, novate or otherwise deal with any or all of South32's rights or obligations under this Agreement at any time to any Affiliate of South32. Subject to the foregoing, South32 may not assign or otherwise deal with its rights or obligations under this Agreement without the prior written consent of Trilogy, which consent (which consent may be refused, withheld or conditioned at the absolute discretion of Trilogy). No assignment of this Agreement will be effective unless and until the proposed assignee has entered into an agreement with Trilogy, in form and substance satisfactory to Trilogy (acting reasonably), by which the proposed assignee agrees to be bound by the provisions of this Agreement as if it was an original party to this Agreement in place of the assigning Party.

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7.3	Exceptions

Nothing in this section 7 or elsewhere in this Agreement applies to or restricts in any manner an amalgamation, plan of arrangement, public listing or corporate reorganization involving a Party (other than the Company) which has the effect in law of the amalgamated, resulting or surviving corporation possessing substantially all the property, rights and interests and being subject to substantially all the debts, liabilities and obligations of each amalgamating or predecessor corporation, or the transfer of Control of a Party whose shares are listed on one or more stock exchanges to an arm’s length third party pursuant to an unsolicited or solicited take-over bid or similar transaction.

8.	Force Majeure
8.1	Notice of Force Majeure

Subject to section 8.4, a Party will not be liable for any delay or failure to perform any of its obligations under this Agreement (other than an obligation of indemnification or to pay money) if as soon as possible after the beginning of the Force Majeure affecting the ability of the Party to perform any of its obligations under this Agreement, it gives a notice to each other Party that complies with section 8.2.

8.2	Force Majeure notice

A notice given under section 8.1 must:

(1)	specify the obligations the Party cannot perform;
(2)	fully describe the Force Majeure;
(3)	estimate the time during which the Force Majeure will continue; and
(4)	specify the measures proposed to be adopted to remedy or abate the Force Majeure.
8.3	Obligation to remedy and mitigate
(1)	The Party that is prevented from carrying out its obligations under this Agreement as a result of Force Majeure must:
(a)	remedy the Force Majeure to the extent reasonably practicable and resume performance of its obligations as soon as reasonably possible;
(b)	take all action reasonably practicable (but without any obligation to make any monetary payment) to mitigate any liability suffered by any other Party as a result of its failure to carry out its obligations under this Agreement; and
(c)	inform each other Party in writing every twenty (20) Business Days (or any other period agreed in writing by the Parties) after the date of notification of the Force Majeure pursuant to section 8.2 of the ongoing effect of, and the steps taken to remove the effects of, the Force Majeure.
(2)	Notwithstanding section 8.3(1), nothing in this section 8.3 will require the Party that is prevented from performing its obligations under this Agreement as a result of Force Majeure to resolve or compromise any labour or industrial dispute or to question or to test the validity of any Law or to perform its obligations under this Agreement if Force Majeure renders performance impossible.

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8.4	Effect of Force Majeure on Time and Payment
(1)	In the event of Force Majeure, any time period provided for in this Agreement will be extended by a period equivalent to the period of delay caused by the event of Force Majeure or such longer period as is reasonable in the circumstances.
(2)	If at any time before the exercise of the Option by South32 Force Majeure arises, then from the date the Force Majeure arises until the Force Majeure is remedied or abates South32 will not be obliged to advance the relevant Tranche or part of it, as the case may be. Notwithstanding the foregoing, during the period of Force Majeure South32 must advance such Qualifying Expenditure as is necessary to pay any maintenance, rental, holding fee, or other payment required to maintain the Property in good standing.
(3)	If the Force Majeure is subsequently remedied or abates then, subject to section 8.4(1), South32 must advance the relevant Tranche or part of it, as the case may be that, but for the Force Majeure, South32 would have been required to advance during the period of Force Majeure.
9.	Confidential Information
9.1	Confidentiality

The Parties agree that this Agreement (including any drafts of it), all information (whether in tangible or electronic form) exchanged between the Parties or their Affiliates under this Agreement and all information concerning or relating to the Property or the Operations of which it becomes aware (“Confidential Information”) is confidential and must be kept confidential and must not be disclosed to any person at any time or in any manner except:

(1)	to another Party;
(2)	with the prior written consent of each other Party;
(3)	disclosure of Confidential Information by a Party to its Affiliates;
(4)	to the extent that the Confidential Information was publicly available at the Execution Date or becomes publicly available subsequent to the Execution Date without breach of this Agreement;
(5)	as may be necessary in seeking approval of any Governmental Authority:
(a)	in seeking to maintain the Property or acquire additional Mineral Rights or Other Rights; or
(b)	to perform the Operations;
(6)	by a Party to legal, financial and other professional or technical advisers, auditors and other consultants, officers and employees of:
(a)	that Party; or
(b)	that Party’s Affiliates,

in any case requiring the information for the purposes of this Agreement (or any transactions contemplated by this Agreement), or for the purpose of advising that Party in relation to this Agreement;

(7)	to the extent required by Law or by a lawful requirement of any Governmental Authority or stock exchange having jurisdiction over a Party or its Affiliates (and the Parties expressly acknowledge that this Agreement may be required to be filed under Trilogy’s SEDAR profile at www.sedar.com and on EDGAR under www.edgar.com, subject to such redactions permitted under such Law or lawful requirements as a Party may require);

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(8)	if required in connection with legal proceedings or arbitration relating to this Agreement or for the purpose of advising a Party in relation to legal proceedings or arbitration;
(9)	to any bona fide enquirer contemplating purchase of an interest of a Party under this Agreement under section 7 as long as the enquirer has first entered into an agreement in favour of the Parties to preserve confidentiality of information disclosed in a manner at least as onerous on the enquirer as this section 9.1 is onerous on the Parties;
(10)	to a banker or other financial institution considering the provision of or, which has provided financial accommodation to, a Party or an Affiliate of a Party or to a trustee, representative or agent of that banker or financial institution; or
(11)	to a stock exchange (including any regulator or securities commission having jurisdiction over a stock exchange) or similar public market for trading shares upon which securities of a Party or of an Affiliate of a Party are quoted after the reasonable prior consultation, if practicable, with the other Party taking place as to the nature and form of the disclosure (which does not imply that the consent or approval, of the other Party must or need be obtained). Notwithstanding the foregoing, any disclosure must be to the standards required by the applicable stock exchange, regulator, securities commission or applicable Law.
9.2	Public Announcements
(1)	Any initial public announcement of the transaction the subject of this Agreement will be in the form agreed between the Parties prior to the Execution Date.
(2)	Subject to section 9.2(1), a Party may not make any public announcement in relation to this Agreement or any matter arising under this Agreement unless:
(a)	the wording of the announcement is agreed between the Parties, such agreement not to be unreasonably withheld; or
(b)	the announcement is otherwise permitted under section 9.2(3).
(3)	A Party is entitled to make announcements only to the extent necessary to comply with the listing rules of an applicable stock exchange on which its shares (or that of its Affiliate) are listed or the requirements of a regulator, securities commission or Law. The Party proposing to make such an announcement will endeavour to give the other Party as much notice as is possible (and in any event will endeavour to give at least 24 hours’ notice) of its intention to make the announcement, and will take into account the reasonable requests of the other Party in relation to the wording of the announcement.
9.3	Effect of Disclosure

Any consent of a Party given to another Party to disclose Confidential Information or to make a public announcement will not be considered an approval or certification of the consenting Party:

(1)	as to the accuracy of any information contained in that Confidential Information or public announcement; or
(2)	that the Confidential Information or public announcement complies with applicable Law or the rules, policies, by-laws and disclosure standards of any Governmental Authority, stock exchange, regulator or securities commission.

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10.	Area of Interest
10.1	General

Each Party and its Affiliates must not acquire (either directly or indirectly) any AOI Property during the term of this Agreement without the prior written consent of each other Party. The Parties agree that if an opportunity arises to acquire an AOI Property during the term of this Agreement, the Parties will, each acting reasonably, candidly discuss the advantages and disadvantages of acquiring such AOI Property.

11.	Termination and Remedies
11.1	Events of Default

A Party (“Non-Defaulting Party”) may terminate this Agreement by notice in writing to the other Parties if:

(1)	a Party (“Defaulting Party”) commits a material breach of any material provision of this Agreement and:
(a)	the breach is incapable of remedy; or
(b)	the breach is capable of remedy and:
(i)	the Non-Defaulting Party has given notice to the Defaulting Party specifying the breach and requesting that it be remedied; and
(ii)	the Defaulting Party has failed to remedy that breach or has failed to take reasonable steps to commence rectifying that breach (or overcome its effects) within twenty (20) Business Days of receiving that notice;
(2)	any one of the following occurs in relation to a Party (“Insolvent Party”):
(a)	the Insolvent Party becomes, or informs the other Party, creditors of the Insolvent Party generally or any particular creditor of the Insolvent Party that it is, insolvent or unable to pay its debts as and when they fall due;
(b)	a liquidator or provisional liquidator is appointed in respect of the Insolvent Party;
(c)	a receiver or receiver and manager or an analogous person is appointed to the Insolvent Party or any of its property;
(d)	the Insolvent Party has a mortgagee seeking to exercise a right of possession or control over the whole or a part of its property;
(e)	the Insolvent Party enters into, or calls a meeting of its members or creditors with a view to entering into, a composition, compromise or arrangement with, or an assignment for the benefit of, any of its members or creditors, or a court orders that a meeting be convened in respect of a proposed composition, compromise or arrangement between the Insolvent Party and its creditors or any class of its creditors, other than for the purpose of reconstruction or amalgamation;
(f)	the Insolvent Party has any execution, writ of execution, mareva or standstill injunction or similar order, attachment or other process made, levied or issued against it or in relation to any of its assets which has material adverse effect on the Party’s business, assets or financial condition or its ability to perform its obligations under this Agreement;

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(g)	any application is made or other process commenced (not being an application or process withdrawn, discontinued or dismissed within twenty (20) Business Days of being filed) seeking an order for the appointment of a provisional liquidator, a liquidator, a receiver or a receiver and manager to the Insolvent Party;
(h)	the Insolvent Party is declared bankrupt or has filed for some form of protection from its creditors under applicable Law relating to or governing bankruptcy;
(i)	there is a resolution of creditors or members, or an order of a court, to place in liquidation or bankruptcy or wind up the Insolvent Party; or
(j)	an event happens analogous to an event specified in sections 11.1(2)(a) to 11.1(2)(i) to which the law of another jurisdiction applies and the event has an effect in that jurisdiction similar to the effect which the event would have had if the law of Canada applied; or
(3)	except as expressly permitted or contemplated by this Agreement, a change of Control occurs in relation to the Company and the original Control position is not restored with ten (10) Business Days of the occurrence of the change of Control.
11.2	Consequences of Termination

Termination of this Agreement under this section 11 or pursuant to another provision of this Agreement will not derogate from, affect or prejudice any rights or remedies of a Party whether arising under this Agreement or at Law that have accrued prior to the date of, or arise as a consequence of, termination.

11.3	Interpretation and Other Matters

Notwithstanding anything in this section 11 to the contrary, during the Option Period:

(1)	if a Trilogy Party is a Defaulting Party then no other Trilogy Party may exercise any rights or remedies of a Non-Defaulting Party under this section 11 or at Law; or
(2)	if a Trilogy Party is an Insolvent Party then no other Trilogy Party may exercise any rights or remedies of a Party under section 11 or at Law.
12.	Disputes and Arbitration
12.1	Disputes

If there is any Dispute between the Parties concerning or arising out of or in relation to this Agreement, whether before or after the expiration of this Agreement (including any Dispute as to whether any issue or matter is arbitral), then a Party may give to each other Party a notice (“Dispute Notice”) specifying the Dispute and requiring its resolution under this section 12. All Disputes must be resolved solely in accordance with this section 12.

12.2	Dispute Representatives to Seek Resolution
(1)	If the Dispute is not resolved within ten (10) Business Days after a Dispute Notice is given by a Party to each other Party, each Party must nominate one (1) representative from its senior management to resolve the Dispute (each, a “Dispute Representative”), who must negotiate in good faith using their respective commercially reasonable efforts to attain a resolution of the Dispute.
(2)	If the Dispute is not resolved within ten (10) Business Days of the Dispute being referred to the respective Dispute Representatives, then any Party may submit the Dispute to arbitration in accordance with section 12.3.

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12.3	Arbitration
(1)	Any Dispute which has not been resolved under section 12.2 must be referred to and finally resolved by arbitration under the then current domestic commercial arbitration rules of the BCICAC (“Rules”).
(2)	The Parties agree that:
(a)	the seat, or legal place of arbitration, will be Vancouver, British Columbia. The language used in the arbitral proceedings will be English;
(b)	all arbitral proceedings will be private and confidential and may be attended only by the arbitrators, the Parties and their representatives, and witnesses to the extent they are testifying in the proceedings;
(c)	subject to section 12.3(2)(d), any Dispute will be heard by a single arbitrator and the Parties must attempt to agree upon a qualified individual to serve as arbitrator. If the Parties are unable to so agree within twenty (20) Business Days of the first attempt by the Parties to select the arbitrator, then the arbitrator will be selected and appointed by the BCICAC;
(d)	if any Party’s claim or counterclaim equals or exceeds five million dollars ($5,000,000), exclusive of interest or legal fees, then the Dispute must be heard and determined by three (3) arbitrators and in the event that three (3) arbitrators will hear the Dispute, each Party must, within twenty (20) Business Days after commencement of the arbitration, select one (1) person to act as arbitrator. The two (2) arbitrators so selected must, within ten (10) Business Days of their appointment, select a third arbitrator who will serve as the chairperson of the arbitral panel;
(e)	if a Party fails to appoint an arbitrator as required under section 12.3(2)(d), or if the arbitrators selected by the Parties are unable or fail to agree upon a third arbitrator within ten (10) Business Days of their appointment, then that arbitrator will be selected and appointed by the BCICAC;
(f)	the arbitrator (or each of them as the case may be) must be independent of the Parties, a senior qualified and practising lawyer in Canada with expertise in the subject matter of the Dispute;
(g)	if an arbitrator dies, resigns, refuses to act, or becomes incapable of performing his or her functions as an arbitrator, then the BCICAC may declare a vacancy on the panel and the vacancy must be filled by the method by which that arbitrator was originally appointed;
(h)	the arbitral panel may determine all questions of law and jurisdiction (including questions as to whether or not a Dispute is arbitrable) and all matters of procedure relating to the arbitration;
(i)	arbitration will be the sole and exclusive forum for resolution of a Dispute and any award or determination of the arbitral panel will be final and binding upon the Parties in respect of all matters relating to the arbitration, the procedure, the conduct of the Parties during the proceedings and the final determination of the issues in the arbitration; and
(j)	there will be no appeal from any award or determination of the arbitral panel to any court and judgment on any arbitral award may be entered in any court of competent jurisdiction.

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(3)	If for any reason the BCICAC cannot or does not make the appointment or appointments required under the Rules or this section 12, either Party may apply to the Supreme Court of British Columbia to appoint the arbitrator or arbitrators, as the case may be.
(4)	No arbitration proceeding may be commenced under this section 12 unless commenced within the time period permitted for actions by the applicable statute of limitations.
(5)	All papers, notices or process pertaining to an arbitration under this Agreement may be served on a Party in accordance with section 13.
(6)	The Parties must treat as Confidential Information, in accordance with the provisions of section 9, the existence of the arbitral proceedings; written notices, pleadings and correspondence in relation to the arbitration; reports, summaries, witness statements, memorials, briefs and other documents prepared in respect of the arbitration; contemporaneous or historical documents exchanged or produced for the purposes of the arbitration; and the contents of any award or ruling made in respect of the arbitration. Notwithstanding the foregoing, a Party may disclose such Confidential Information in judicial proceedings to enforce an award or ruling and as permitted under this section 12.
12.4	Inconsistency between Rules and Agreement

If there is a conflict between the provisions of this Agreement and the provisions of the Rules, then the provisions of this Agreement will prevail.

12.5	Effect of Arbitration

Nothing in this section 12 will prejudice the right of a Party to institute legal proceedings to seek urgent interlocutory or declaratory relief, including in the circumstances described in section 14.16. Subject to the foregoing, the arbitration will be the sole and exclusive forum for resolution of a Dispute and the award will be final and binding.

12.6	Enforcement

The award rendered by an arbitral panel may be enforced by an order or judgment of any court having jurisdiction or an application may be made to such court for acceptance of the award and an order of enforcement, as the case may be.

12.7	Performance of Obligations During Dispute

During the existence of any Dispute, the Parties must continue to perform all of their obligations under this Agreement which are not the subject of the Dispute without prejudice to their position in respect of such Dispute, unless the Parties otherwise agree.

12.8	Consolidation of Arbitration

If a Party is or becomes involved in any arbitration proceeding with another Party and with any Affiliate of another Party, all such arbitrations may at such Party's discretion be consolidated or joined with the other arbitration or arbitrations such that all Disputes between the Parties and any Affiliates of the Parties, are resolved by a single arbitral panel.

13.	Notice
13.1	Notices

A notice, demand, consent or other communication required, given or made under this Agreement (“Notice”) must be in writing, signed by the sender and either left at the delivery address or sent to the addressee by courier, facsimile or email. If it is sent by courier, it is taken to have been received as at the date of confirmed delivery. If it is sent by facsimile, it is taken to have been received at the time shown in the transmission report as the time the facsimile was received. If it is sent by email it is taken to have been received only when acknowledged by an addressee. Each Party’s delivery address, email address and facsimile number will be as specified in section 13.2 or as notified in writing from time to time.

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13.2	Address for Notice
(1)	Trilogy’s delivery address, facsimile number and electronic mail address are:

Trilogy Metals Inc.

1950 - 777 Dunsmuir Street

Vancouver, British Columbia

Canada V7Y 1K4

Attention:     Elaine Sanders - Corporate Secretary and Chief Financial Officer

Fax No.:      (604) 638-0644

Email:         elaine.sanders@trilogymetals.com

(2)	the Company’s delivery address, facsimile number and electronic mail address are:

NovaCopper US Inc.

c/o Trilogy Metals Inc.

1950 - 777 Dunsmuir Street

Vancouver, British Columbia

Canada V7Y 1K4

Attention:    Elaine Sanders - Director

Fax No.:     (604) 638-0644

Email:        elaine.sanders@trilogymetals.com

(3)	South32’s delivery address and electronic mail address are:

South32 Group Operations Pty Ltd

108 St Georges Terrace

Perth, Western Australia

Australia 6000

Attention:    Mike Falconer

Email:         Michael.Falconer@south32.net

14.	General
14.1	Parties

Where a Party comprises two or more persons, each of them is, to the extent permitted by Law, jointly and severally liable for the obligations and liabilities of that Party created by, arising under or in connection with this Agreement.

14.2	Relationship of Parties

The Parties agree and declare that this Agreement is not and must not be construed as constituting an association, corporation, mining partnership or any other kind of partnership and, except as expressly provided otherwise in this Agreement, nothing in this Agreement will be deemed to:

(1)	constitute a Party a partner, agent or legal representative of any other Party for any purpose whatsoever; or
(2)	create a fiduciary relationship between the Parties.

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14.3	No Holding Out

No Party may, except as expressly permitted by this Agreement, directly or indirectly use or permit the use of the name of any other Party for any purpose related to the Property or this Agreement.

14.4	No Obligations

No term of this Agreement and no act or omission of South32 will oblige South32:

(1)	to exercise the Option; or
(2)	to take any action, other than those actions expressly required by this Agreement.
14.5	Other Activities and Interests
(1)	The rights and obligations of the Parties under this Agreement are strictly limited to the Area of Interest. Each Party may enter into, conduct and benefit from any business venture of any kind whatsoever, whether or not competitive with the activities undertaken under this Agreement, without disclosing those activities to any other Party or inviting or allowing any other Party to participate in that business venture.
(2)	Except to the extent expressly provided otherwise in this Agreement and without limiting section 14.5(1), nothing in this Agreement will prevent or may be construed to prevent a Party from:
(a)	acquiring any Mineral Right or interest in any Mineral Right outside of the Area of Interest;
(b)	acquiring any Mineral Right or interest in any Mineral Right within the Area of Interest that has been abandoned or surrendered in accordance with this Agreement; or
(c)	using, for any reason not related to the Area of Interest, any geological, geophysical, geochemical, metallurgical or operational concept, model or principle of any kind,

and each Party will be free to so acquire and use with no obligation whatsoever to any other Party.

14.6	United States Securities Law Matters

South32 represents and warrants to Trilogy and the Company that South32 is acquiring the Option as principal for its, including its Affiliates, own account and not for the benefit of any other person. South32 acknowledges that the Option has not been and will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or the securities laws of any state of the United States and that the Option may not be offered or sold, directly or indirectly, in the United States without registration under the U.S. Securities Act or compliance with the requirements of an exemption from registration. Upon exercise of the Option, South32 acknowledges that it will be required to make the same representations and warranties to the LLC.

14.7	Recording of this Agreement

This Agreement, or a memorandum of this Agreement, will, be recorded in the recording district or office of the applicable Governmental Authority where the Property is located, in order to give notice to third persons of South32’s interests (whether direct or indirect) in the Property or that arise under this Agreement. Each Trilogy Party agrees with South32 to execute, notarize, deliver, file or register (as the case may be) those documents that may be necessary to perfect such recording or registration.

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14.8	Entire Agreement
(1)	This Agreement:
(a)	is the entire agreement and understanding between the Parties on everything connected with the subject matter of this Agreement; and
(b)	supersedes any prior agreement or understanding on anything connected with that subject matter.
(2)	The Parties acknowledge and agree that with effect from the Execution Date the Confidentiality Agreement will automatically terminate and be of no further force or effect.
14.9	Amendment and variation

This Agreement may not be amended, modified, varied or supplemented except in writing signed by the Parties.

14.10	Consents or Approvals

Except where expressly specified otherwise in this Agreement, if the doing of any act, matter or thing under this Agreement is dependent on the consent or approval of a Party or is within the discretion of a Party, then the consent or approval may be given or the discretion may be exercised conditionally or unconditionally or withheld by the Party in its absolute discretion.

14.11	Pre-Conditions

Where in this Agreement a pre-condition is prescribed in relation to any right or benefit that a Party might become entitled to enjoy, the Party will only be entitled to the right or benefit if the pre-condition is satisfied.

14.12	Waiver

The Parties agree that:

(1)	a Party’s failure or delay to exercise a power or right does not operate as a waiver of that power or right;
(2)	the exercise of a power or right does not preclude either its exercise in the future or the exercise of any other power or right;
(3)	a waiver is not effective unless it is in writing; and
(4)	waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.
14.13	Costs and outlays

Each Party must pay its own costs and expenses connected with the preparation, negotiation and execution of this Agreement including all legal, accounting and brokers or finders fees and disbursements relating to this Agreement. Under no circumstances will any Party’s legal, accounting and brokers or finders fees and disbursements relating to this Agreement constitute Qualifying Expenditure for the purposes of this Agreement.

Option Agreement

14.14	Manner of Payment

Any payment to be made to a Party may be made by electronic funds transfer to that Party’s bank as designated by that Party by notice from time to time. That bank will be deemed the agent of the designating Party for the purposes of receiving, collecting and receipting such payment.

14.15	Further Assurances

Each Party must promptly at its own cost do all things (including executing and if necessary delivering all documents) reasonably necessary or desirable to give full effect to this Agreement and the transactions contemplated by it.

14.16	Special Remedies

Each Party acknowledges and agrees that:

(1)	any breach by it of section 7 or section 9 would constitute an injury and cause damage to the other Party which is impossible to measure monetarily;
(2)	monetary damages alone would not be a sufficient remedy for a breach of section 7 or section 9;
(3)	in addition to any other remedy which may be available in law or equity, a Party is entitled to interim, interlocutory and permanent injunctions or any of them to prevent breach of section 7 or section 9 and to compel specific performance of any one or more of those sections; and
(4)	any Party intending to breach or which breaches section 7 or section 9 hereby waives any defence it may have at law, in equity or under statute to such injunctive or equitable relief.
14.17	Survival

Sections 2.4, 2.5, 9, 11.2, and 12 and all limitations of liability and rights accrued prior to completion, termination, or expiration of this Agreement will not merge on completion, termination, or expiration of this Agreement, but will continue in full force and effect after any termination or expiration of this Agreement as will any other provision of this Agreement which expressly or by implication from its nature is intended to survive the termination or expiration of this Agreement.

14.18	Governing Law
(1)	Except for matters of title to the Property or its assignment or transfer, which will be governed by the law of its situs, this Agreement is solely governed by the law in force in British Columbia and the laws of Canada applicable in British Columbia without giving effect to the conflict of laws principles in British Columbia and without reference to the laws of any other jurisdiction.
(2)	Subject to section 12, each Party:
(a)	irrevocably and unconditionally submits to and accepts the exclusive jurisdiction of the courts exercising jurisdiction in British Columbia, and any court that may hear appeals from any of those courts, for any proceeding in connection with this Agreement, subject to the right to enforce a judgement obtained in any of those courts in any other jurisdiction; and
(b)	irrevocably waives any objection to the venue of any legal process commenced in the courts of British Columbia on any basis including that the process has been brought in an inconvenient forum.

Option Agreement
14.19	Violation of Law of another Jurisdiction

If this Agreement is intended to be performed in more than one jurisdiction, and its performance would be a violation of the applicable law of a jurisdiction where it is intended to be performed, then this Agreement is binding in those jurisdictions in which it is valid and the Parties will use their reasonable efforts to re-negotiate and amend this Agreement so that its performance does not involve a violation of the applicable law of the jurisdiction where its performance would be a violation.

14.20	Corrupt Practices
(1)	Each Party, including the Operator, represents, warrants and agrees that, in connection with this Agreement, the Mineral Rights comprising the Property, and its operation of the Assets and Property:
(a)	neither it, nor any of its Affiliates nor its Personnel, directly or indirectly, has engaged (prior to entering into this Agreement), or will engage, in the Bribery of a Government Official or any person;
(b)	it (including its Affiliates and Personnel) has and will otherwise comply with any Anti-corruption Laws;
(c)	except as disclosed to the other Party, neither it (including any of its Personnel) nor any other entity in which the Party has an ownership interest:
(i)	is directly or indirectly owned or controlled, in whole or in part, by any Government Official unless the interest held is less than 5% of any securities of the Party that are publicly traded on a major stock exchange; and
(ii)	has an officer, director, or employee who is, or currently expects to become, such a Government Official during the term of this Agreement;
(d)	it must notify each other Party promptly, and in any event not less than five (5) Business Days, upon becoming aware that any officer, director, employee or owner becomes, or expects to become, a Government Official in a position to take or influence official action for or against the Property or this Agreement;
(e)	if it engages a Subcontractor or other third party to interact with others on its behalf, it will perform appropriate risk based anti-corruption due diligence on that Subcontractor or third party, will keep records of the same, and take reasonable measures to ensure they comply with sections 14.20(1)(a), 14.20(1)(b) and 14.20(1)(c); and
(f)	it will notify each other Party promptly upon becoming aware of any potential breach of sections clause 14.20(1)(a), 14.20(1)(b), 14.20(1)(c) or 14.20(1)(d).
(2)	Each Party represents, warrants and agrees that, in connection with this Agreement, it will:
(a)	keep and maintain accurate and reasonably detailed books and financial records of expenses and receipts in connection with its performance under, and payments made or received in connection with, this Agreement; and
(b)	upon request, as soon as reasonably practicable but no later than seven (7) Business Days, provide any information and reasonable assistance to the other Party to audit any books and financial records to verify compliance with the representations, warranties and undertakings under this Agreement, and otherwise reasonably co-operate with any Party investigation of any related matters.

Option Agreement
14.21	Severability
(1)	If anything in this Agreement is unenforceable, illegal or void then it is severed and the rest of this Agreement remains in force.
(2)	Where a provision of this Agreement is prohibited or unenforceable, the Parties must negotiate in good faith to replace the invalid provision by a provision which is in accordance with the applicable Law and which must be as close as possible to the Parties’ original intent and appropriate consequential amendments (if any) will be made to this Agreement.
14.22	Successors and Assigns

This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

14.23	Counterparts

This Agreement may be executed in any number of counterparts. Each counterpart is an original, but the counterparts together are one and the same document. This Agreement is binding on the Parties on the exchange of counterparts. A copy of a counterpart sent by facsimile machine or by electronic mail:

(1)	must be treated as an original counterpart;
(2)	is sufficient evidence of the execution of the original; and
(3)	may be produced in evidence for all purposes in place of the original.

Option Agreement
14.24	Execution - Authorized Officer to Sign

Each person signing this Agreement as an authorized officer of a Party hereby represents and warrants that he or she is duly authorized to sign this Agreement for that Party and that this Agreement will, upon having been so executed, be binding on that Party in accordance with its terms.

EXECUTED AS AN AGREEMENT

Trilogy Metals Inc.		NovaCopper US Inc.
By:	“Rick Van Nieuwenhuyse”	By:	“Elaine Sanders”
	Authorized officer		Authorized officer
	Rick Van Nieuwenhuyse		Elaine Sanders
	Name		Name
	President & CEO		Director
	Title		Title

South32 Group Operations Pty Ltd
By:	“Brian Purdy”
Authorized officer
Brian Purdy
Name
Director
Title

Schedule 1 - Property Description

Schedule 1 - Property Description

[Detailed Property Description redacted.]

Schedule 2 - Material Agreements

Schedule 2 - Material Agreements

1.	NANA Agreement
2.	The Net Smelter Returns Royalty Agreement among Kennecott Exploration Company, Kennecott Arctic Company, Alaska Gold Company, and NovaGold Resources Inc. dated effective January 7, 2010, as assigned by Kennecott Exploration Company and Kennecott Royalty Company (formerly Kennecott Arctic Company) to MF2, LLC pursuant to a royalty assignment and assumption agreement dated December 28, 2012.

Schedule 3 - Form of Operating Agreement

Schedule 3 - Form of Operating Agreement

[Form of Operating Agreement redacted.]

Schedule 4 - Form of Annual Exploration Report

Schedule 4 - Form of Annual Exploration Report

[Form of Annual Exploration Report redacted.]

Schedule 5 - Form of Services Agreement

Schedule 5 - Form of Services Agreement

[Form of Services Agreement redacted.]

Schedule 6 - Form of Contribution Agreement

Schedule 6 - Form of Contribution Agreement

[Form of Contribution Agreement redacted.]